Exhibit 10.1

EXECUTION VERSION

GROUND LEASE AGREEMENT

BY AND BETWEEN

WARRICK REAL ESTATE LLC as LANDLORD

AND

ALCOA WARRICK LLC as TENANT

AND SOLELY FOR PURPOSES OF SECTIONS 2.2, 17 AND 33.2

ALCOA POWER GENERATING INC.

AND

WARRICK NEWCO LLC

DATED

March 31, 2021

-i-

(continued)

4.6	Discontinuation or Cessation; Transfer of Landlord’s Wastewater Permit	16

4.7	Subdivision	17

Section 5	Rent	17

5.1	Rent	17

5.2	Base Rent	17

5.3	Additional Rent	17

5.4	Stormwater Discharge and Wastewater Discharge	18

5.5	Tenant Provided Services Credit	18

5.6	Payment by Wire	18

5.7	Default Interest	18

5.8	Form W-9	18

Section 6	Minerals	18

6.1	Mineral Estate	18

6.2	Disclaimer Regarding Mineral Estate	19

6.3	Landlord Waiver of Surface Rights	19

Section 7	Title, Survey and Entitlements	19

7.1	Title	19

7.2	Entitlements	20

7.3	Survey	20

Section 8	Taxes	20

8.1	Real Property Taxes	20

8.2	Personal Property Taxes	21

8.3	Refunds and Contests	21

Section 9	Compliance with Laws, Permits and Other Requirements	22

9.1	Requirements	22

9.2	Right to Contest	22

9.3	Governmental Request for Information	22

9.4	Hazardous Substances	23

Section 10	Default and Remedies	24

-ii-

(continued)

10.1	Tenant Default	24

10.2	Waiver	25

10.3	Remedies	26

10.5	Attorneys’ Fees	28

10.6	Indemnification Unaffected	28

Section 11	Termination Right	28

11.1	Termination Option	28

11.2	Notice of Termination	28

11.3	Certain Other Rights and Obligations Not Affected	28

Section 12	Representations and Warranties	28

12.1	Representations and Warranties of Landlord	28

12.2	Representations and Warranties of Tenant	29

Section 13	Indemnification	30

13.1	Tenant Indemnification	30

13.2	Landlord Indemnification	31

113.3	Savings Clause	32

Section 14	Assignment; Subletting; and Change of Control	33

14.1	Consent Required for Transfer	33

14.2	Procedure for Seeking Consent to Transfer	33

14.3	No Deemed Consent	34

14.4	Release of Tenant and Guarantor Upon Transfer	34

Section 15	Lease Guaranty Requirements	35

15.1	Guaranty Requirement	35

15.2	Performance of Guaranty	35

15.3	Release	35

Section 16	Leasehold Mortgages	35

16.1	Leasehold Mortgage	35

16.2	Rights of Leasehold Mortgagee	36

16.3	Tri-Party Agreement	38

-iii-

(continued)

16.4	Right to Perform Tenant’s Covenants	39

16.5	Survival	39

Section 17	Transfer of the Fee Interest in the Leased Premises	39

17.1	Assignment by Landlord	39

17.2	Landlord’s Put	40

17.3	Tenant’s Option to Purchase the Leased Premises	42

17.4	Right of First Offer for Adjacent Premises, Access Areas, and Mineral Estate	44

Section 18	Casualty and Condemnation	46

18.1	Casualty	46

18.2	Taking	46

Section 19	Insurance	47

19.1	Insurance to Be Maintained	47

19.2	General Requirements	47

Section 20	Signs	48

Section 21	Surrender of Leased Premises	48

21.1	Surrender	48

21.2	Reclamation	49

21.3	Default and Remedy	49

21.4	Survival	49

Section 22	Estoppel Certificate	49

Section 23	Force Majeure	50

23.1	Delay Due to a Force Majeure Event	50

23.2	Obligations to Mitigate	50

23.3	Notice to Other Party	50

Section 24	Tenant Bankruptcy	50

Section 25	Mechanic’s Liens	51

Section 26	Landlord Financing	52

Section 27	Memorandum and Recording	52

-iv-

(continued)

Section 28	Office of Foreign Assets Control	52

Section 29	Confidentiality and Publicity	53

29.1	Confidential Information	53

29.2	Press Releases	53

29.3	Disclosure to Partners and Service Providers	54

29.4	Brokers and Prospective Buyers	54

29.5	Survival	54

Section 30	Survival	54

Section 31	Holding Over	54

31.1	Consequences of Holding Over	54

31.2	Survival	55

Section 32	Notices	55

Section 33	Landlord Lease Guaranty; Release of Landlord, APGI and Guarantor	56

33.1	Landlord Lease Guaranty	56

33.2	Release of Alcoa Entities and Guarantor	56

Section 34	Miscellaneous	57

34.1	Covenants Running with Land	57

34.2	Relationship of Parties	57

34.3	No Waiver	57

34.4	Waiver of Right to Jury Trial	57

34.5	Time for Performance	57

34.6	Non-Merger	57

34.7	Cooperation of the Parties	58

34.8	No Third-Party Beneficiaries	58

34.9	Limitation of Liability	58

34.10	Savings Clause	58

34.11	Not Construed Against Drafter	58

34.12	Governing Law	58

34.13	References	59

-v-

(continued)

34.14	Severability	59

34.15	Execution in Counterparts	59

34.16	Entire Agreement and Amendment	59

Exhibits and Appendices

Exhibit A-1 – Leased Premises

Exhibit A-2 – Adjacent Premises

Exhibit B – Access Areas

Exhibit C-1 – Ambient Air Boundary Rights and Obligations

Exhibit C-2 – Ambient Air Permit Boundary

Exhibit D – Memorandum of Lease

Exhibit E – Lease Guaranty

Exhibit F – Construction Requirements

Exhibit G – Support Services

Exhibit G-1 – Electric Meter Points

Exhibit G-2 – Steam Delivery Points

Exhibit G-3 – Hot Water Delivery Point

Exhibit G-4 – Potable Water Delivery Points

Exhibit H – Landlord’s Transition Work

Exhibit H-1 – FEL Preferred Solution Option 4

Exhibit H-2 – Low Voltage Power Transformers

Exhibit H-3 – Steam and Hot Water Boilers

Exhibit H-4 – Filtration Plant

Exhibit H-5 – Compressed Air Separation “Solution 3”

Exhibit I-1 – Tenant Provided Service: Chemistry Analysis of Aluminum

-vi-

(continued)

Exhibit I-2 – Tenant Provided Service: Metal Weight Measurement

Exhibit I-3 – Tenant Provided Service: Railroad Scale and Radiation Detector

Exhibit I-4 – Tenant Provided Service: Truck Scale and Radiation Detector

Exhibit I-5 – Tenant Provided Service: Sewage Treatment System

Exhibit I-6 – Tenant Provided Service: Emergency Services

Exhibit J – Wastewater Permit

Exhibit K – Discharge Terms and Conditions

Exhibit L – Settling Pond

Exhibit M – Solid Waste Management Units

Exhibit N – Lock and Tag Procedure

Exhibit O – Landlord’s pH Project Work

Exhibit P – Form of Landlord Lease Guaranty

Exhibit Q – Locations of Laboratory and Warehouse on Leased Premises

Exhibit R – Southern Boundary Access Area

Appendix 1 – Landlord’s Wiring Instructions

Schedules

Schedule A – Additional Definitions of Terms used in Schedule 4.6

Schedule 2.2(d) – Alcoa Entities’ Covenant Regarding Emissions

Schedule 2.2(e) – Alcoa Entities’ Covenant Regarding Emission Reduction Credits/Offsets

Schedule 4.6 – Continuity of Access to Landlord’s Discharge System and Transfer of Landlord’s Wastewater Permit To Tenant

-vii-

This GROUND LEASE AGREEMENT (this “Lease”) is made and entered into effective as of March 31, 2021 (the “Effective Date”), by and between Warrick Real Estate LLC, a Delaware limited liability company whose address is 201 Isabella Street, Suite 500, Pittsburgh, Pennsylvania 15212 (“Landlord”), and Alcoa Warrick LLC, a Delaware limited liability company whose address is c/o Kaiser Aluminum Corporation, 27422 Portola Parkway, Suite 200, Foothill Ranch, CA 92610 (“Tenant”), and, solely as to Sections 2.2, 17 and 33.2, Alcoa Power Generating Inc., a Tennessee corporation whose address is 201 Isabella Street, Suite 500, Pittsburgh, Pennsylvania 15212 (“APGI”), and Warrick Newco LLC, a Delaware limited liability company whose address is 201 Isabella Street, Suite 500, Pittsburgh, Pennsylvania 15212 (“Newco”). Each of Tenant and Landlord is sometimes referred to herein individually as a “Party” and collectively as the “Parties.” For purposes of Section 2.2, 17 and 33.2, each of Landlord, Tenant, APGI and Newco is a “Party” and are together the “Parties.” Landlord, APGI and Newco are together the “Alcoa Entities.”

WITNESSETH

WHEREAS, Landlord owns the 537.60-acre tract of land in Warrick County, Indiana described and/or depicted in Exhibit A-1 attached hereto (together with Landlord’s rights, if any, in any improvements thereon, the “Leased Premises”); and

WHEREAS, Tenant owns the aluminum casting and rolling mill situated upon the Leased Premises (the “Rolling Mill”); and

WHEREAS, the Alcoa Entities own or otherwise have rights through their Affiliates to the land located adjacent to the Leased Premises and described and/or depicted in Exhibit A-2 (the “Adjacent Premises”); and

WHEREAS, the Alcoa Entities own or otherwise have rights through their Affiliates to the aluminum smelter (the “Smelter”) and the electric power plant (the “Power Plant”) situated upon the Adjacent Premises; and

WHEREAS, all of the membership interests in Tenant were purchased by Kaiser Aluminum Corporation, a Delaware corporation (“Initial Guarantor”), from a subsidiary of Alcoa Corporation, a Delaware corporation (“Alcoa Corp.”), pursuant to the terms of that certain Purchase Agreement dated November 30, 2020 (“Purchase Agreement”) by and between Initial Guarantor and Alcoa Corp. In connection with the Purchase Agreement, Landlord has agreed to lease the Leased Premises to Tenant, and Tenant has agreed to lease the Leased Premises from Landlord, in accordance with the terms, provisions and conditions contained in this Lease; and

WHEREAS, as part of this Lease, Landlord will provide certain Support Services (as hereinafter defined) to Tenant as Landlord’s tenant as Landlord is legally allowed to provide, and both Parties agree and understand that (i) Landlord is not a public utility, and (ii) Landlord does not provide utility services to the public.

NOW, THEREFORE, the Parties intending to be bound hereby and in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, hereby agree as follows:

Defined Terms and Definitions.

As used herein, the capitalized terms set forth below have the following meanings:

(a)	“Access Areas” has the meaning set forth in Section 1.3.

(b)	“Additional Rent” has the meaning set forth in Section 5.1.

(c)	“Adjacent Premises” has the meaning set forth in the recitals.

(d)

“Affiliate” means, with respect to any Person, any other Person that (i) directly or indirectly Controls, (ii) is Controlled directly or indirectly by, or (iii) is under direct or indirect common Control with, in each case, the specified Person at the time the determination is made.

(e)	“Agreed ROFO Property Proposal” has the meaning set forth in Section 17.4.

(f)	“Alcoa Corp.” has the meaning set forth in the recitals.

(g)	“Alcoa Entities” has the meaning set forth in the introductory paragraph.

(h)	“APGI” has the meaning set forth in the introductory paragraph.

(i)

“Applicable Law” means any federal, state or local statute, law, municipal charter provision, regulation, ordinance, rule, mandate, judgment, order, decree, permit, code or license requirement or other governmental requirement, standard or restriction, or any interpretation, clarification or administration of any of the foregoing by any agency, court or other Governmental Entity, that applies to Leased Premises or the rights or obligations of either Party under this Lease.

(j)	“Base Rent” means $50,000.00 per year.

(k)	“Bankruptcy Default” has the meaning set forth in Section 10.1.

(l)	“Bankruptcy Law” means any provision of the United States Bankruptcy Code or any other federal or state law for the protection of debtors.

(m)	“Business Day” means every day other than a Saturday, Sunday or holiday of the Federal Reserve.

(n)	“Complex” means, collectively, the Rolling Mill, the Smelter and the Power Plant.

(o)	“Confidential Information” has the meaning set forth in Section 29.1.

(p)

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. “Control” shall be deemed to exist where a Person (i) owns or holds, beneficially or of record, more than 50% of the voting securities of the other Person or (ii) has the ability to elect a majority of directors or managers of the other Person. “Controlling” and “Controlled” have meanings correlative to the foregoing.

(q)	“County” means Warrick County, Indiana.

(r)	“Creditworthy Guarantor” has the meaning set forth in Section 14.4(b).

(s)	“Decommissioning Period” has the meaning set forth in Section 21.1.

(t)	“Default Rate” has the meaning set forth in Section 5.7.

(u)	[Intentionally Omitted]

(v)	“Effective Date” has the meaning set forth in the introductory paragraph.

(w)

“Environmental Law” means all federal, state and local laws, statutes, ordinances, regulations, rules and common law related to the protection of the environment or the presence or release of toxic or hazardous materials, or any other substance that could be injurious to human health or the environment, including, by way of example only, and without limiting the generality thereof, the following: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq.; each as amended from time to time, and any successor laws thereto, together with the rules and regulations promulgated thereunder, and any and all orders, decrees or requests from the United States Environmental Protection Agency, the appropriate state and local governmental and regulatory bodies, and any other Governmental Entity having jurisdiction.

(x)	“Event of Default” has the meaning set forth in Section 10.1.

(y)	“Fee Mortgage” has the meaning set forth in Section 26.

(z)

“Force Majeure Event” means an extraordinary, supervening circumstance not within the reasonable control of the Party affected, whether due to accidents, differences with workmen, strikes, shortage of labor, inability to obtain materials, fuel or power from normal sources, fires, floods or other acts of God, priorities required, requested or granted for the benefit of any federal or state government, restrictions imposed by federal or any state legislation or regulations thereunder, epidemics or pandemics, or any other cause whether similar or dissimilar to those enumerated, which results in a delay or failure of performance of that Party’s obligations under this Lease (provided, that a lack of funds of a Party shall not constitute a Force Majeure Event). A Force Majeure Event shall not include any event that was caused by such Party’s failure to comply with any Applicable Law in place as of the date of required performance. Notwithstanding the foregoing, nothing contained herein shall be construed so as to require either Party to settle any strike or labor dispute in which it may be involved.

(aa)

“Governmental Entity” means any court, arbitrator, federal, state or local government agency, legislative or regulatory body or other governmental or quasi-governmental, authority or other entity granted authority by a governmental or quasi-governmental authority to enact, enforce or interpret laws, rules or regulations.

(bb)

“Hazardous Substances” means any substance, chemical or waste that is listed or defined as hazardous, toxic, dangerous, or injurious to human health or the environment under any applicable Environmental Law, and without limitation, expressly includes any asbestos-containing materials, radioactive materials and petroleum products.

(cc)	“Hazardous Substances Records” has the meaning set forth in Section 9.4.

(dd)	“IDEM” means the Indiana Department of Environmental Management and any successor Governmental Entity thereto.

(ee)	“Initial Term” means the period of time from the Effective Date until December 31, 2081.

(ff)	“Insurance” has the meaning set forth in Section 19.1.

(gg)	“Landlord” has the meaning set forth in the introductory paragraph.

(hh)	“Landlord Indemnitees” has the meaning set forth in Section 13.1.

(ii)

“Landlord Lease Guaranty” means a guaranty of the obligations of Landlord (and of any Affiliates of Landlord who may perform such obligations) under this Lease in substantially the form attached hereto as Exhibit P.

(jj)

“Landlord’s Discharge System” means the equipment, fixtures and infrastructure, including the Settling Pond, external to the Leased Premises and associated with the national pollutant discharge elimination system (“NPDES”) authorized by IDEM under permit number IN0001155, as may be renewed, amended or modified from time to time.

(kk)	“Landlord’s Operations” means the Landlord’s or its Affiliates’ business operations of the Smelter and the Power Plant on the Adjacent Premises.

(ll)	“Landlord’s pH Project Work” means the work to be completed by Landlord in accordance with the second sentence of Section 4.2.

(mm)	“Landlord’s Transition Work” means the work to be completed by Landlord in accordance with the first sentence of Section 4.2.

(nn)	“Lease” has the meaning set forth in the introductory paragraph.

(oo)	“Lease Guaranty” means a guaranty of the obligations of Tenant under this Lease in substantially the form attached hereto as Exhibit E.

(pp)	“Lease Term” has the meaning set forth in Section 3.1.

(qq)	“Lease Term Extension Period” has the meaning set forth in Section 3.2.

(rr)	“Leased Premises” has the meaning set forth in the recitals.

(ss)	“Leasehold Mortgagee” has the meaning set forth in Section 16.1.

(tt)	“Lien” means a claim, encumbrance or charge on property for payment of some debt, obligation or duty.

(uu)

“Losses” means out-of-pocket losses, liabilities, costs, claims, injuries, damages, penalties, forfeitures, causes of action, suits and the costs and expenses incident thereto including costs of defense, settlement, and reasonable attorneys’ fees.

(vv)

“Material Risk” means a condition that (i) Landlord determines in its good faith reasonable discretion to be a material health, environmental or safety risk, including the failure to maintain Insurance required hereunder or comply with Environmental Law, in each case to the extent such failure may result in a material health, environmental or safety risk, or (ii) prevents or materially interferes with the use by Landlord, its Affiliate or any third party of any Access Area or of any electric easement, pipeline easement or other utility easement that constitutes a Permitted Lien.

(ww)	“Mechanic’s Lien” has the meaning set forth in Section 25.

(xx)	“Metal Supply Agreement” means the Metal Supply Agreement executed by and between Landlord, on the one hand, and Tenant and Initial Guarantor, on the other hand, dated as of the Effective Date.

(yy)

“Mineral Agreements” means oil and gas leases, royalty agreements, operating agreements and other agreements with respect to the ownership, lease, development, sale, transfer, exploration, drilling, mining or production of coal, oil, gas or other minerals from the Mineral Estate.

(zz)

“Mineral Estate” means the subsurface estate underlying the Leased Premises, including all oil, gas, sulfur and other minerals therein or that may be produced therefrom and, for purposes of this Lease, groundwater rights and all coal therein or that may be produced therefrom.

(aaa)	“Newco” has the meaning set forth in the introductory paragraph.

(bbb)	“NPDES” has the meaning set forth in the definition of “Landlord’s Discharge System”.

(ccc)	“OFAC” has the meaning set forth in Section 28.

(ddd)	“Offsite Locations” has the meaning set forth in Section 6.3.

(eee)	“Original Tenant” means the tenant named in the introductory paragraph of this Lease on the Effective Date.

(fff)	“Party” and “Parties” have the meanings set forth in the introductory paragraph.

(ggg)

“Permitted Liens” means, to the extent they affect the Leased Premises or any portion thereof and either exist as of the Effective Date or are entered into after the Effective Date in accordance with Section 1.2, all (i) recorded easements, rights-of-way, covenants and restrictions; (ii) unrecorded matters disclosed by the survey of the Leased Premises provided by Landlord to Tenant pursuant to Section 7.3 or any update thereto otherwise obtained by Tenant pursuant to Sections 17.2 or 17.3 which do not materially interfere with the business operations of the Rolling Mill as currently conducted; (iii) surface water rights and groundwater rights as evidenced by agreements relating to the use or ownership of surface water or groundwater, which agreements have been provided to Tenant prior to the Effective Date, whether or not recorded; and (iv) Mineral Agreements of record.

(hhh)	“Person” means any individual, limited liability company, partnership, corporation, association, business trust or other entity or Governmental Entity.

(iii)	“Pollution Condition” means the Release or threatened Release of any Hazardous Substances at, into, on, under, upon or from the Leased Premises.

(jjj)	“Power Plant” has the meaning set forth in the recitals.

(kkk)	“Purchase Agreement” has the meaning set forth in the recitals.

(lll)	“Purchase Closing Date” has the meaning set forth in Section 17.3.

(mmm)	“Put” has the meaning set forth in Section 17.2.

(nnn)	“Put Closing Date” has the meaning set forth in Section 17.3.

(ooo)	“Put Conditions” has the meaning set forth on Schedule A.

(ppp)	“Reclamation” has the meaning set forth in Section 21.2.

(qqq)	“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment.

(rrr)	“Rent” has the meaning set forth in Section 5.1.

(sss)

“Requirements” means, collectively, (i) Applicable Laws (including Environmental Laws), (ii) all permits and licenses legally necessary for the conduct of Tenant’s Operations and Landlord’s Operations and for provision of the Support Services and performance of the Landlord’s Transition Work and for the provision of the Tenant Provided Services, as the permits and licenses and the legal requirements pertaining thereto may change from time to time, and (iii) until any Discontinuation or Cessation (as defined in Schedule A), any reasonable and customary safety and security protocols and procedures established by Landlord with respect to the Complex or any portion thereof, including the Leased Premises, as disclosed to Tenant in writing, as each may be reasonably amended from time to time on not less than thirty (30) days’ prior written notice to Tenant.

(ttt)	“ROFO” has the meaning set forth in Section 17.4.

(uuu)	“ROFO Property” has the meaning set forth in Section 17.4.

(vvv)	“ROFO Property Proposal” has the meaning set forth in Section 17.4.

(www)	“ROFO Property Proposal Notice” has the meaning set forth in Section 17.4.

(xxx)	“ROFO Property Proposal Response” has the meaning set forth in Section 17.4.

(yyy)	“ROFO Sale” has the meaning set forth in Section 17.4.

(zzz)	“ROFO Sale Deposit” has the meaning set forth in Section 17.4.

(aaaa)	“ROFO Sale Notice” has the meaning set forth in Section 17.4.

(bbbb)	“Rolling Mill” has the meaning set forth in the recitals.

(cccc)	“Rolling Mill Parcel” has the meaning set forth in Section 4.7.

(dddd)	“Settling Pond” means the settling pond depicted on Exhibit L.

(eeee)	“Smelter” has the meaning set forth in the recitals.

(ffff)	“Stormwater” means rainwater or melted snow that flows over land or impervious surfaces.

(gggg)	“Subdivision” has the meaning set forth in Section 4.7.

(hhhh)	“Support Services” means Landlord’s provision of services to Tenant in accordance with Section 4.1.

(iiii)	“Support Services Fees” has the meaning set forth in Exhibit G.

(jjjj)	“Taking” has the meaning set forth in Section 18.2.

(kkkk)	“Tenant” has the meaning set forth in the introductory paragraph.

(llll)

“Tenant Discharge System” means the equipment, fixtures and infrastructure situated within the Leased Premises and associated with the NPDES authorized by IDEM under permit number IN0001155, as may be renewed, amended or modified from time to time.

(mmmm)	“Tenant Party” has the meaning set forth in Section 9.4.

(nnnn)	“Tenant Provided Services” means the services provided by Tenant to Landlord in accordance with Section 4.3.

(oooo)	“Tenant’s New Discharge Systems” has the meaning set forth in Section 2.2(c).

(pppp)	“Tenant’s Operations” means the Tenant’s business operations of the Rolling Mill on the Leased Premises.

(qqqq)	“Tenant’s Representative” has the meaning set forth in Section 24.

(rrrr)	“Transfer” has the meaning set forth in Section 14.1.

(ssss)

“Transfer Conditions” means (i) the Alcoa Entities (and/or any applicable Affiliate thereof) and Tenant shall have entered into such reasonable recorded easement, right-of-way, environmental covenant or indemnity and other instruments and agreements as are reasonably necessary to substantially preserve the Alcoa Entities’ and Tenant’s rights and obligations under this Lease and related agreements pertaining to the Leased Premises, Adjacent Premises, Access Areas and Mineral Estate (without payment of any fee or other monetary consideration), including, without limitation, Tenant’s rights of use of, and access to, water sources and facilities, and the parties’ respective obligations for compliance with Environmental Law, and (ii) the Alcoa Entities (and/or any applicable Affiliate thereof) have provided Tenant with exclusive, unimpeded access to and around any improvements on the Leased Premises along or near the southern property line of the Leased Premises, which access area is shown on Exhibit R attached hereto, by granting to Tenant a perpetual, exclusive easement for access, right-of-way and use of such access area (without payment of any fee or other monetary consideration) on a form reasonably acceptable to Tenant and the Alcoa Entities (and/or any applicable Affiliate thereof).

(tttt)	“Transferee” has the meaning set forth in Section 14.2.

(uuuu)	“Wastewater” means all industrial wastewaters and domestic sewage.

(vvvv)	“Wastewater Permit” means the NPDES permit number IN0001155 issued by IDEM and attached hereto as Exhibit J, as may be renewed, amended or modified from time to time.

(wwww)	“Year-to-Year Continuation Period” has the meaning set forth in Section 3.3.

Section 1 Agreement to Lease.

1.1

Grant. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, for the use permitted in Section 2.1, subject to the terms and conditions of this Lease and the following:

(a)	all Applicable Laws and other Requirements affecting the Leased Premises;

(b)	all Permitted Liens;

(c)	all existing public and private roads and streets; and

(d)	the Mineral Estate, which is not part of the Leased Premises.

1.2

Additional Encumbrances. Landlord may grant or reserve such additional easements, covenants, restrictions and other encumbrances as Landlord deems necessary or desirable, including but not limited to for purposes of compliance with Environmental Law, and cause the recordation of the same, so long as the additional encumbrances do not, in Tenant’s reasonable discretion, interfere with Tenant’s use or operation of the Leased Premises or Access Areas pursuant to this Lease or increase Tenant’s obligations or diminish Tenant’s rights hereunder other than to a de minimis extent. For clarity, Tenant acknowledges that covenants and restrictions limiting the use of the Leased Premises or Access Areas to industrial purposes only and prohibiting the use of shallow groundwater for potable purposes are permissible encumbrances hereunder, provided that such covenants or restrictions do not increase Tenant’s obligations or diminish Tenant’s rights hereunder other than to a de minimis extent. Upon reasonable request by Landlord, Tenant shall execute any of the aforementioned documents. Any such agreements entered into in accordance with this Section 1.2 shall be Permitted Liens.

1.3	Access Areas.

(a)

In consideration of the Base Rent and the terms and covenants as provided herein, Landlord hereby grants to Tenant, as an appurtenance to the Leased Premises, a non-exclusive right to access and use those certain roads, driveways, rail spurs, railways, laydown areas, utility access points, discharge outfalls and other infrastructure and facilities located on the Adjacent Premises as are depicted on Exhibit B attached hereto or otherwise expressly provided for elsewhere in this Lease (collectively, the “Access Areas”) in connection with Tenant’s Operations, but only to the extent that Tenant’s exercise of such access and use rights do not unreasonably interfere with Landlord’s Operations at or around such Access Areas or elsewhere on the Adjacent Premises.

(b)	Tenant’s right to access and use the Access Areas is granted subject to the following:

(i)	Tenant’s access and use of the Access Areas shall be in compliance with the Requirements and the terms and conditions found within Exhibit B.

(ii)

Landlord makes no representation or warranty of any kind, statutory, express or implied, with respect to the Access Areas, the condition thereof, or the suitability of the Access Areas for the purposes for which Tenant seeks access. Tenant assumes all risks in accessing and using the Access Areas and agrees that neither Landlord nor any of its employees, officers, directors, representatives, agents, contractors, Affiliates or successors or assigns shall have any liability with respect to any conditions at or on the Access Areas, except to the extent such risks or conditions are caused by the gross negligence or willful misconduct of Landlord or its employees, officers, directors, representatives, agents, contractors, Affiliates or successors or assigns.

(iii)

Any damage to the Access Areas caused by Tenant’s usage shall be immediately repaired by Tenant at its sole cost and expense, except to the extent such damage is attributable to the gross negligence or willful misconduct of Landlord or its employees, officers, directors, representatives, agents, contractors, Affiliates or successors or assigns. Tenant shall maintain any of its infrastructure and facilities that Landlord permits Tenant to locate on the Access Areas at Tenant’s sole cost and expense. Any Access Areas no longer used by Landlord in connection with Landlord’s Operations shall otherwise be maintained by Tenant at Tenant’s sole cost and expense to the extent that Tenant continues to access and use such Access Areas.

(iv)

The access granted herein is subject to the right of Landlord to change the location of all or any portion of the Access Areas as Landlord may find necessary or convenient at any time or from time to time; provided that (A) Landlord shall give not less than 30 days’ prior written notice to Tenant of such proposed change in location, unless the change results from an emergency situation, in which event Landlord shall give Tenant such notice as soon as is practicable under the circumstances, (B) Landlord will provide access in a new location upon substantially the same terms and conditions as described herein and providing substantially the same utility to Tenant as the Access Areas prior to such change in location, and (C) such new access areas shall be of similar size and accommodate a substantially similar amount of foot and vehicular traffic, infrastructure and facilities, which can be accommodated by the Access Areas in existence as of the Effective Date.

(c)	All operators of motor vehicles on the Access Areas are subject to the following:

(i)

All motor vehicle operators using the Access Areas must have a current unexpired, non-revoked United States state or federal government-issued motor vehicle operator’s license and current proof of insurance when operating a Tenant-owned or privately-owned motor vehicle on any portion of the Access Areas and must be able to read Landlord’s warning signs printed in English.

(ii)	Landlord may control traffic and impose and enforce reasonable traffic regulations on all or any portion of the Access Areas.

(iii)

Tenant will require its employees (including any employee, supervisor, manager, consultant, contractor, agent or other individual performing a routine or periodic function, on behalf of Tenant, for five or more days per month) to observe all traffic regulations reasonably imposed by Landlord and comply with this Section 1.3(c).

(iv)

Landlord may revoke the motor vehicle operating privileges of any violator of this Section 1.3(c) after giving such violator not less than two (2) warnings for infractions (except in the case of infractions which present a material risk of bodily harm, injury or death to any individual or a material risk of damage or destruction to any property).

1.4

Net Lease. Except as set forth herein, Tenant shall pay all costs, charges, taxes (including rollback taxes), assessments and other expenses of every character, foreseen or unforeseen, ordinary or extraordinary, for which Landlord or Tenant is or shall become liable by reason of its respective estate, right, title or interest in the Leased Premises or any part thereof, or which are connected with or arise out of the possession, use, occupancy, maintenance, addition to, repair or construction of any part thereof, including those specifically referred to in this Lease. All Rent and other sums payable by Tenant hereunder shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, except as expressly provided herein.

Section 2 Use and Purpose.

2.1	Use.

(a)	The Leased Premises shall be used for the sole purpose of the operation of the Rolling Mill, including lawful industrial, office and administrative uses ancillary to such operation.

(b)

At no time may Tenant construct or create a landfill or other disposal area on the Leased Premises. Any hazardous waste, as defined by applicable Environmental Law, generated in connection with Tenant’s operations at the Leased Premises must be transported and disposed of offsite, in compliance with Environmental Law and other Applicable Law. Tenant’s operation of the Rolling Mill and the Leased Premises shall comply with all Environmental Laws.

(c)	Tenant shall maintain the roads and rail within the Leased Premises in good condition and free from debris or obstructions.

(d)	Tenant shall not cause or permit, in, on or about the Leased Premises, any waste or nuisance.

2.2	Permitting.

(a)

In General. The Parties shall confer and cooperate in good faith with respect to obtaining any permit modifications or new permits that may be required to operate the Rolling Mill, the Smelter and the Power Plant. Subject to subsections 2.2(b) through 2.2(g) below, no Party shall apply for any permit modification or new permit, or take any action that may have a material adverse impact on the ability of any other Party to comply with applicable Environmental Law, without first conferring in good faith with the other Parties about the substance of the proposed modification, new permit or action and its potential impact on the other Parties’ operations.

(b)

New Coat Line. The Alcoa Entities acknowledge and agree that Tenant may construct and operate a new coat line at the Rolling Mill without any prior consent from any of the Alcoa Entities or their Affiliates. As of the date hereof, no contract between any Alcoa Entity and any third party involved in the ownership or operation of the Smelter or the Power Plant provides any such third party with a prior consent right to the construction or operation of a new coat line at the Rolling Mill, nor shall any Alcoa Entity grant any such contractual consent right to any such third party. The Alcoa Entities will cooperate with Tenant with respect to the permitting for the new coat line. If Tenant constructs and operates a new coat line, it shall do so in compliance with applicable Environmental Law.

(c)

New Settling Pond and Other Discharge Systems. Landlord acknowledges and agrees that Tenant may construct and operate a new settling pond or other new discharge systems on the Leased Premises necessary for Tenant’s operations at the Leased Premises to discharge independently of Landlord’s Discharge System (“Tenant’s New Discharge Systems”) without any prior consent from Landlord. Tenant will seek its own NPDES permit for Tenant’s New Discharge Systems at its sole cost and expense and will construct and operate Tenant’s New Discharge Systems in compliance with applicable Environmental Law. Landlord will cooperate with Tenant with respect to permitting and siting of Tenant’s New Discharge Systems.

(d)	Alcoa Entities’ Covenant Regarding Emissions. The Parties agree to the covenants set forth on Schedule 2.2(d).

(e)	Alcoa Entities’ Covenant Regarding Emission Reduction Credits/Offsets. The Parties agree to the covenants set forth on Schedule 2.2(e).

(f)

Air Permit. The Parties will work together in good faith to obtain whatever permit modifications may be reasonably required so that the Rolling Mill is covered by a separate Clean Air Act Title V permit than the Smelter and Power Plant. The Parties agree to adhere to the rights and obligations set out in Exhibit C-1 to maintain the ambient air boundary in Landlord’s Title V permit as required by Applicable Law. Landlord’s current ambient air boundary is depicted in Exhibit C-2.

(g)

Tenant Not Operator of Smelter or Power Plant. In no event shall Tenant be considered the operator of the Smelter or the Power Plant or be responsible for any compliance obligations under Applicable Law at the Smelter or the Power Plant. The Alcoa Entities and/or their respective Affiliates shall be considered the operator of the Smelter and shall be responsible for all compliance obligations under Applicable Law or otherwise applicable to the Smelter or the Smelter’s operator. The Alcoa Entities, their respective Affiliates and/or third parties shall be considered the operator of the Power Plant and shall be responsible for all compliance obligations under Applicable Law or otherwise applicable to the Power Plant or the Power Plant’s operator.

2.3

Quiet Enjoyment. As long as Tenant faithfully performs the agreements, terms, covenants and conditions of this Lease in all material respects within the notice and cure periods provided herein, Tenant shall have the quiet use and enjoyment of the Leased Premises in accordance with and subject to the terms of this Lease, without any interference by Landlord or any Person claiming through Landlord.

2.4

As Is, With All Faults. SUBJECT ONLY TO LANDLORD’S REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 12.1, 26 AND 28 OF THIS LEASE, BUT WITHOUT LIMITING ALCOA CORP.’S REPRESENTATIONS AND WARRANTIES TO INITIAL GUARANTOR IN SECTIONS 3.10 (REAL PROPERTY) AND 3.17 (ENVIRONMENTAL MATTERS) OF THE PURCHASE AGREEMENT (SUBJECT TO THE PROVISIONS OF ARTICLE IX OF THE PURCHASE AGREEMENT) TO THE EXTENT APPLICABLE TO THE LEASED PREMISES, TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT IS RELYING SOLELY ON ITS INDEPENDENT INVESTIGATION AND INSPECTION OF THE LEASED PREMISES BEFORE THE EFFECTIVE DATE AND THAT TENANT IS LEASING THE LEASED PREMISES ON AN “AS IS, WITH ALL FAULTS” BASIS AND THAT TENANT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WRITTEN OR ORAL, EXPRESS OR IMPLIED, FROM LANDLORD, ITS AGENTS OR REPRESENTATIVES AS TO ANY MATTERS CONCERNING THE LEASED PREMISES, INCLUDING THE FOLLOWING:

(a)	the quality, nature, adequacy and physical condition of the Leased Premises and any improvements thereon, including the appurtenances, access and landscaping;

(b)	the quality, nature, adequacy and physical condition of the surface, subsurface, soils, geology and any groundwater;

(c)	the existence, quality, nature and adequacy of any utilities available to the Leased Premises;

(d)	the Leased Premises’ use, habitability, merchantability, or fitness, suitability, value or adequacy for any particular purpose;

(e)	the zoning or other legal status of the Leased Premises or any other public or private restrictions on use of the Leased Premises;

(f)

the compliance of the Leased Premises or Tenant’s operation thereof with any applicable codes, laws, permits, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Entity or of any other Person;

(g)	the presence or removal of Hazardous Substances in, on, under or about the Leased Premises or the adjoining or neighboring properties;

(h)	the quality of any labor and materials used in any improvements on the Leased Premises and any latent defects;

(i)	the condition of title to the Leased Premises;

(j)	the service contracts or other agreements, including Mineral Agreements, affecting the Leased Premises; and

(k)	the economics of the operation of the Leased Premises for any purpose.

2.5

Maintenance. Tenant shall, at its sole cost and expense, take good care, maintain and repair the Leased Premises and any improvement now or hereafter erected thereon and all parts thereof, including all equipment, fixtures and facilities therein, as necessary for all of the foregoing to be in compliance with all Applicable Laws and, in all material respects, any other Requirements.

2.6	Relinquishment. At the termination or expiration of this Lease, Tenant shall promptly and peaceably deliver to Landlord the Leased Premises in compliance with the requirements contained in Section 21.

2.7

Title to Improvements. Subject to Section 21.3, the Rolling Mill and all other improvements associated with the Tenant’s Operations owned, constructed, or installed by Tenant during the Lease Term, including all additions, alterations and other similar improvements thereto or replacements thereof and all appurtenant fixtures, machinery and equipment installed therein, shall be the property of Tenant, and Tenant shall have the right to remove any or all of them from the Leased Premises at any time.

2.8

Construction. Any construction by Tenant on the Leased Premises or alteration of the Rolling Mill or other improvements thereon shall be at Tenant’s sole cost and expense and shall otherwise comply with the requirements set forth on Exhibit F to the extent applicable. All fixtures and improvements located, constructed or placed upon the Leased Premises by Tenant after the Effective Date as permitted hereunder will be owned by Tenant, subject to Section 21.3(a). The Parties recognize and agree that Tenant shall pay directly for the construction and installation of any fixtures and improvements to the Rolling Mill or otherwise needed for Tenant’s Operations.

2.9

Landlord Right to Enter. Throughout the Lease Term, Landlord shall have the right to access and enter the Leased Premises, the roads, driveways, and other infrastructure and facilities thereon, and the Rolling Mill, (a) upon 48 hours’ written notice to Tenant for the purpose of inspecting the Leased Premises, the roads, driveways, and other infrastructure and facilities thereon, or the Rolling Mill for compliance with the terms and conditions of this Lease or to cure a non-monetary default of Tenant that is curable by Landlord and which has not been cured by Tenant upon the expiration of the applicable notice and cure period, provided that if such notice period ends on a day that is not a Business Day, it will be deemed to expire at the same time on the immediately succeeding Business Day, (b) at any time without notice to Tenant in the event of an emergency which could result in personal injury, loss of life, environmental harm or damage, violation of Environmental Law, or damage to infrastructure or facilities, which in each case may affect the Adjacent Premises, Access Areas or Mineral Estate, including any entry by Landlord involving a Material Risk (regardless of the existence of an Event of Default), and (c) at any time from time to time, with or without notice to Tenant (as the circumstances may reasonably require, provided that Landlord shall endeavor to provide prior notice where commercially reasonable and practicable), as and when necessary (i) for the fulfillment of Landlord’s obligations under this Lease or the Metal Supply Agreement, including but not limited to in connection with the provision of Support Services and the performance of Landlord’s Transition Work and Landlord’s pH Project Work, (ii) in order for Landlord to access and use the laboratory building and warehouse building located on the Leased Premises and identified on Exhibit Q hereto, such right of access thereto and use thereof being hereby reserved to Landlord on an exclusive basis, and (iii) otherwise in connection with the conduct of Landlord’s Operations consistent with historical practices at the Complex (including as may be permitted under the Transition Services Agreement referred to in the Purchase Agreement). Landlord and its representatives who access the Leased Premises may, at Tenant’s option, be accompanied by a representative of Tenant during such period of access.

Section 3 Lease Term.

3.1

Lease Term. The term of this Lease shall consist of the Initial Term, any Lease Term Extension Periods and, if applicable, the Year-to-Year Continuation Period (collectively, the “Lease Term”), subject to any early termination rights of the Parties under this Lease expressly set forth herein.

3.2

Extensions of Initial Term. Tenant may elect to extend the Initial Term for up to three (3) successive, additional terms of twenty (20) years each (each, a “Lease Term Extension Period”), so long as no uncured Event of Default exists as of the date of the first day of any applicable Lease Term Extension Period and Tenant has provided notice to Landlord no less than twelve (12) months before the commencement of any applicable Lease Term Extension Period of its intent to extend the Lease Term.

3.3

Year-to-Year Continuation. Upon the expiration of the final Lease Term Extension Period, this Lease shall automatically continue on a year-to-year basis (this time period being the “Year-to-Year Continuation Period”) until one of the Parties has provided the other Party with a written termination notice not less than twelve (12) months before the intended termination date.

Section 4 Support Services; Tenant Provided Services; Landlord Work; Discharge of Wastewater; Subdivision.

4.1

Support Services. Landlord will provide, and Tenant shall accept, the Support Services in accordance with the terms and conditions of Exhibit G. Tenant is responsible to arrange for the provision of utilities or other services not included as Support Services.

4.2	Landlord’s Transition Work. Landlord will perform, and Tenant will accept, the Landlord’s Transition Work in accordance with the terms and conditions of Exhibit H.

Additionally, Landlord will perform, and Tenant will accept, the Landlord’s pH Project Work in accordance with the terms and conditions of Exhibit O.

4.3

Tenant Provided Services. Tenant will provide Landlord the Tenant Provided Services on an as needed basis throughout the Lease Term, in accordance with the terms and conditions of Exhibits I-1 through I-6.

4.4

Discharge of Stormwater and Wastewater. Landlord will receive Stormwater from the Leased Premises and Wastewater from the Tenant Discharge System into Landlord’s Discharge System in accordance with the following provisions, subject to any indemnification obligations of Alcoa Corp. pursuant to the Purchase Agreement and the need for completion of Landlord’s pH Project Work:

(a)

Tenant is required, at its sole cost and expense, to comply with all obligations and requirements associated with and set forth in the Wastewater Permit or any other permit required by IDEM or otherwise under Applicable Law for the discharge of Wastewater and Stormwater from the Leased Premises into Landlord’s Discharge System; provided, however, that Landlord shall be responsible for compliance with Applicable Law with respect to any Stormwater that passes through Landlord’s Discharge System. Tenant will reimburse Landlord for any incremental costs Landlord incurs because of Tenant’s discharge of Stormwater and Wastewater through Landlord’s Discharge System.

(b)	Tenant will comply with the terms and conditions attached hereto on Exhibit K (“Discharge Terms and Conditions”) and all other Requirements while discharging into Landlord’s Discharge System.

4.5

Additional Conditions Relating to Discharge. Prior to the commencement of this Lease, Landlord has constructed, and paid all expenses and costs (whether capital costs or other costs) associated with, the Tenant Discharge System, and for the pumps, pipelines, fixtures and other interconnection, supply and discharge infrastructure located within the Leased Premises necessary in connection with the discharge of Stormwater and Wastewater, including all monitoring stations and processing controls required to ensure compliance with Applicable Law with respect to the discharge of Stormwater and Wastewater from such Tenant Discharge System. All such facilities and infrastructure shall comply with all Applicable Laws and, where applicable, be fit for use in Landlord’s Discharge System or Landlord’s other facilities and infrastructure. Provided that Landlord has fulfilled its obligations with respect to the Tenant Discharge System in the preceding two sentences, Tenant shall maintain, and pay all expenses and costs (whether capital costs or other costs) associated with the Tenant Discharge System, and all facilities and infrastructure necessary within the Leased Premises in connection with Tenant’s discharge of Stormwater and Wastewater during the Lease Term.

4.6	Transfer of Landlord’s Wastewater Permit. The Parties agree to the covenants set forth on Schedule 4.6.

4.7

Subdivision. Landlord shall, at its sole cost and expense, in cooperation with Tenant, cause the Complex to be subdivided (the “Subdivision”) such that the Leased Premises shall constitute a single tax parcel (the “Rolling Mill Parcel”) separate and apart from the Adjacent Premises in accordance with Applicable Law, subject to the following terms and conditions:

(a)	Landlord shall complete the Subdivision on or before June 30, 2024;

(b)

Landlord’s completion of the Subdivision shall be confirmed by an executed notice or other reasonable evidence thereof issued by an applicable Governmental Entity, in each case provided by Landlord to Tenant;

(c)

The legal description for the Rolling Mill Parcel, as revised by the Subdivision, shall be subject to Tenant’s reasonable review and approval, and shall substantially reflect the legal description of the Leased Premises as of the Effective Date;

(d)

Tenant shall have the right to review and approve, such approval not to be unreasonably withheld, conditioned or delayed, any filing, notice or other instrument to be made, filed or delivered by Landlord in connection with the Subdivision, and Tenant shall execute any such filing so approved by Tenant if required under Applicable Law;

(e)

If necessary, promptly upon completion of the Subdivision, Landlord and Tenant shall enter into an amendment of this Lease and any recorded memorandum thereof to modify the legal description of the Leased Premises to match the legal description of the Rolling Mill Parcel resulting from the Subdivision; and

(f)

Landlord and Tenant shall cooperate in filing and/or executing such other instruments and documents as shall be reasonable and customary (and/or required under Applicable Law) in connection with the Subdivision.

Section 5 Rent.

5.1

Rent. Commencing on the Effective Date, Tenant shall pay Landlord rent composed of (a) Base Rent and (b) all sums payable by Tenant pursuant to this Lease other than Base Rent (“Additional Rent,” and together with Base Rent, the “Rent”), which shall be payable as and when due as set forth in this Lease.

5.2

Base Rent. Commencing on the Effective Date and throughout the Lease Term (and continuing through the Decommissioning Period), Tenant shall annually pay Landlord Base Rent, payable on or before January 5 of each calendar year, for the use of the Leased Premises, provided that on execution of this Lease, Tenant shall pay Landlord a prorated amount of the Base Rent for the number of days from the Effective Date through December 31, 2021.

5.3	Additional Rent.

(a)

Commencing on the Effective Date and throughout the period in which Landlord provides Support Services to Tenant, in consideration for receiving the Support Services for the sole use of Tenant, Tenant will pay the Support Services Fee to Landlord, in accordance with Exhibit G.

(b)	Tenant shall pay any other amounts due and payable pursuant to this Lease at such times and in such amounts as required herein.

5.4

Stormwater Discharge and Wastewater Discharge. Except as provided in Section 4.4 and Exhibit K, no Rent other than the Base Rent is required in connection with the discharge by Tenant of Wastewater and Stormwater.

5.5

Tenant Provided Services Credit. To the extent that Tenant provides Landlord the Tenant Provided Services during the Lease Term in accordance with the terms herein, Tenant will receive a credit against the amount of Rent due in accordance with Exhibits I-1 through I-6 (and, if such credit is in excess of all Rent for an applicable period, then the amount of such excess shall be due and payable by Landlord to Tenant within thirty (30) days of Tenant’s demand).

5.6

Payment by Wire. All payments due to be paid by Tenant to Landlord shall be paid by wire transfer or ACH with immediately available funds in accordance with the instructions set forth in Appendix 1 attached hereto. All such payments shall reference this Lease, including Landlord identifier “Warrick Rolling Mill Operations” or other identifying designation as requested by Landlord in writing.

5.7

Default Interest. If a sum payable by Tenant to Landlord pursuant to this Lease has not been paid in full when the same becomes due (which, if no other date is specified herein, shall be deemed to be thirty (30) days after Tenant has received written demand therefor), such sum shall bear interest from the date such amount is due to the date of payment at a rate (the “Default Rate”) equal to 10% per annum, or if such rate under the circumstances then prevailing is not lawful, then at the maximum lawful rate permitted. The foregoing shall be in addition to any other right or remedy which may be available to Landlord in case of default by Tenant.

5.8

Form W-9. As of the Effective Date, Landlord has delivered to Tenant a fully completed and executed Form W-9 (Request for Taxpayer Identification Number and Certification), and Landlord shall deliver to Tenant fully completed and executed updates to the Form W-9 as may be reasonably requested by Tenant within 15 days following any such request (including in order for Tenant to process Landlord’s change of address).

Section 6 Minerals.

6.1

Mineral Estate. Landlord excepts and excludes the Mineral Estate from the Leased Premises. Nothing in this Lease shall be construed as granting Tenant any right, title or interest in the Mineral Estate.

6.2

Disclaimer Regarding Mineral Estate. Landlord makes no warranties or representations concerning the quantity of the Mineral Estate owned by Landlord, or whether or not a portion of the Mineral Estate is owned by others. Similarly, Landlord makes no warranties or representations concerning any Mineral Agreements that may burden or affect the Leased Premises. It is Tenant’s sole responsibility to satisfy itself as to the ownership of the Mineral Estate and the status of any and all Mineral Agreements purporting to burden or affect the Leased Premises.

6.3

Landlord Waiver of Surface Rights. As to any portion of the Mineral Estate owned by Landlord, and to the extent Landlord’s interest in the Mineral Estate is not subject to Mineral Agreements that are in force and effect as of the Effective Date, Landlord waives, for the Lease Term, Landlord’s rights to conduct surface operations on the Leased Premises for the development of the Mineral Estate, including using the surface of the Leased Premises in exploring for, testing for, drilling for, extracting, producing, taking, processing, storing or otherwise developing coal, oil, gas or other hydrocarbons, or any other minerals of any kind or nature. Landlord will not enter into any new lease or other conveyance granting any third party the right to conduct surface operations on the Leased Premises during the Lease Term in violation of the preceding sentence, unless Tenant has provided Landlord its prior written consent, which may not be unreasonably withheld, conditioned or delayed. Nothing herein prohibits Landlord from the development of the Mineral Estate, any environmental air space rights or wind resources rights from surface locations on property other than the Leased Premises (“Offsite Locations”), or by drilling wells beneath the Leased Premises from Offsite Locations, provided that such activities do not hinder or interfere with Tenant’s operations upon, create any waste or nuisance upon, or result in any damage or loss to, the Leased Premises or the improvements or facilities thereon, including, without limitation, the Rolling Mill.

Section 7 Title, Survey and Entitlements.

7.1	Title.

(a)

This Lease is made subject to the Permitted Liens. Tenant covenants with Landlord that in Tenant’s Operations under this Lease it will not knowingly violate any of the terms, provisions and conditions of any Permitted Lien.

(b)

Landlord has, as of the Effective Date, delivered to Tenant a title insurance commitment or title report for the Leased Premises dated not earlier than thirty (30) days prior to the Effective Date, at Landlord’s sole cost and expense. Landlord agrees to reasonably cooperate with Tenant in obtaining any updates or additional title insurance commitments or title reports.

(c)

Upon request from time to time by Tenant, Landlord shall reasonably and diligently cooperate with Tenant in resolving title issues or similar matters that (i) are not Permitted Liens or (ii) otherwise adversely affect the Leased Premises, including providing affidavits of non-production with respect to specific Mineral Agreements, provided that Tenant shall reimburse Landlord for its reasonable out-of-pocket costs in connection with such cooperation except in connection with the resolution of matters caused or contributed to by Landlord.

7.2	Entitlements.

(a)

Landlord agrees to reasonably cooperate with Tenant, at Tenant’s sole expense, in applying to any public agency for land use entitlements or permits necessary or convenient for the operation of the Rolling Mill on the Leased Premises, including general plan amendments, specific plans, zoning changes, tentative and final maps, conditional use permits, variances, rights of way, grading permits, foundation permits, building permits, stormwater drainage permits, driveway entrance permits and similar construction and operating permits.

(b)

Landlord authorizes the County, and the County’s agents, consultants and employees, to enter the Leased Premises, when acting in accordance with Landlord’s and Tenant’s safety and security rules, for the purpose of making inspections necessary or convenient to the issuance of land use entitlements or permits required for the operation of the Rolling Mill on the Leased Premises. The rights and agreements set forth in this Section 7.2(b) shall automatically expire upon the expiration or earlier termination of this Lease.

7.3

Survey. Landlord has, as of the Effective Date, provided a boundary survey of the Leased Premises to Tenant dated not earlier than six (6) months prior to the Effective Date, at Landlord’s sole cost and expense. Tenant may, at its sole cost, update such survey or have a new survey of the Leased Premises completed.

Section 8 Taxes.

8.1	Real Property Taxes.

(a)

During the Lease Term, Tenant shall be responsible for the ad valorem taxes (including rollback taxes) assessed on and allocable to the Leased Premises, the Rolling Mill and any other improvements thereon (but not for any ad valorem or other taxes assessed on and allocable to the Mineral Estate, the Adjacent Premises or the Access Areas, for which Landlord shall be solely responsible) that are attributable to the time period from the Effective Date until the expiration or earlier termination of this Lease, prorated for any partial tax years, and payable upon receipt of an invoice directly from the taxing authority or from Landlord, as the case may be. All sums payable by Tenant under this Section 8.1 shall be paid without notice (except as provided in Section 8.1(d)), demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, except as expressly provided herein.

(b)

Tenant shall have no liability for inheritance and succession taxes, franchise and corporate taxes, estate and gift taxes, documentary transfer (stamp) taxes arising as a result of Landlord’s transfer of title to the Leased Premises, Landlord’s federal and state income taxes, or other taxes applied or measured by Landlord’s general or net income.

(c)

Should any real property ad valorem taxes payable by Tenant become delinquent, Landlord may, at its option, pay the same, in which case Tenant shall reimburse Landlord the amounts so paid within twenty (20) days after receiving an invoice therefor, after which period such delinquent amounts shall bear interest at the Default Rate until the date of reimbursement by Tenant.

(d)

Each Party shall provide the other Party, promptly upon receipt, a copy of all tax bills and invoices received from any taxing authority in connection with any real property ad valorem taxes for which the other Party is responsible. Landlord shall reasonably cooperate with Tenant to cause copies of all ad valorem tax bills for the Leased Premises to be sent directly to Tenant.

(e)

Landlord, with the cooperation of Tenant but at no external cost payable by Landlord to any third party, shall use reasonable efforts to have the Leased Premises assessed separately for property tax purposes from the balance of Landlord’s real property. If the Leased Premises are not so separately assessed, Tenant’s share of the real property tax liability will be an equitable proportion of the real property taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be reasonably determined by mutual agreement of Landlord and Tenant from the respective valuations assigned in the assessor’s work sheets or such other information as may be reasonably available.

8.2

Personal Property Taxes. Tenant will pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Leased Premises. When possible, Landlord and Tenant shall, at no external cost payable by Landlord to any third party, cause such trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord. If any of Tenant’s personal property is assessed with Landlord’s real property, Tenant shall pay to Landlord the taxes attributable to Tenant’s personal property within twenty (20) days after the mutual agreement of Landlord and Tenant of the taxes applicable to Tenant’s personal property.

8.3	Refunds and Contests.

(a)

Any refunds or rebates of amounts paid by Tenant to Landlord or a third party pursuant to this Section 8 will belong to Tenant, and Landlord shall reasonably aid Tenant in obtaining any such refund or rebate, provided that all costs of obtaining the same shall be paid by Tenant.

(b)

Tenant may, in its own name and at its own cost, contest any tax for which Tenant is responsible under this Section 8. Landlord may, at Landlord’s expense, participate in any such contest by Tenant to the extent that such taxes are not separately assessed. Landlord reserves the right to contest any such tax that Tenant does not elect to contest, and Tenant may, at Tenant’s expense, participate in any such contest by Landlord if such taxes are assessed in whole or in part against the Leased Premises. Landlord and Tenant will reasonably cooperate with each other in the event that either elects to challenge any tax assessment for which it has liability under this Section 8, and no contest of any tax shall be reason for either Party to delay payment of the taxes subject to the contest if such payment is required by Applicable Law to avoid interest or penalty. If the Leased Premises are not separately assessed, the benefits of any successful tax proceeding applicable to both the Leased Premises and other lands or estates owned by Landlord shall be applied (i) first, toward the payment of Landlord’s and Tenant’s attorneys’ fees, court costs and other reasonable out-of-pocket costs and expenses incurred in connection with any such proceeding, and (ii) second, toward the reimbursement of taxes paid by Landlord and Tenant, pro rata as between Landlord and Tenant in accordance with the Landlord’s and Tenant’s respective shares of the new assessed value of the applicable lands or estates (i.e., Tenant’s share shall be represented by the value that the Leased Premises bears to the overall value of the assessed lands or estates, as determined in accordance with the methodology set forth in Section 8.1 above, and Landlord’s share shall be 100% less Tenant’s share).

(c)	Except as provided in Section 8.1, nothing in this Lease may be construed to require either Party to pay any tax of any kind that is or may be imposed upon the other Party.

Section 9 Compliance with Laws, Permits and Other Requirements.

9.1

Requirements. During the Lease Term, Tenant shall comply with all Applicable Law (including any obligations of Tenant under Exhibit K to comply with Applicable Law) applicable to the Leased Premises and Access Areas and Tenant’s rights and obligations in respect thereof (including for provision of Tenant Provided Services), and comply in all material respects with all other Requirements applicable to the Leased Premises and Access Areas and Tenant’s rights and obligations in respect thereof (including for provision of Tenant Provided Services). Likewise, during the Lease Term, Landlord shall (and, as applicable, cause its Affiliates to) comply with all Applicable Law applicable to the Adjacent Premises, Access Areas and Mineral Estate and Landlord’s rights and obligations in respect thereof (including for provision of Support Services), and comply in all material respects with all other Requirements applicable to the Adjacent Premises, Access Areas and Mineral Estate and Landlord’s rights and obligations in respect thereof (including for provision of Support Services).

9.2

Right to Contest. Tenant may, after prior written notice to Landlord, contest by appropriate legal proceedings (which must be conducted by Tenant diligently and in good faith in the name of Landlord or Tenant or both and without out-of-pocket cost or expense to Landlord) the validity or applicability of any Applicable Law affecting the Leased Premises so long as, during any such contest (and thereafter if Tenant is unsuccessful), Tenant continues to comply with the contested Applicable Law.

9.3

Governmental Request for Information. If any Governmental Entity requests information with respect to the use of the Leased Premises or access to the Leased Premises, Tenant shall, at Tenant’s sole cost, cooperate with Landlord in providing such information and shall promptly and accurately complete any questionnaires, affidavits or other forms of transmitting information as may be required and shall allow access to the Leased Premises to Landlord, its agents, employees, independent contractors and representatives of a Governmental Entity at reasonable times, upon reasonable telephonic or written notice (provided that Tenant shall not be required to provide access to Landlord or its agents other than in accordance with Section 2.9 or to the extent required by the applicable Governmental Entity). A representative of Tenant will have the right to participate and accompany such Persons in such visits and inspections under all circumstances, at Tenant’s sole cost.

9.4	Hazardous Substances. Without limiting the generality of the forgoing:

(a)

Neither Tenant nor any employee, agent, contractor or invitee of Tenant (a “Tenant Party”) may use, handle, store, generate, manufacture, transport, discharge or release any Hazardous Substances in, on or under the Leased Premises, except that Tenant may use, handle, store, generate, transport, discharge or Release in compliance with Environmental Law, such Hazardous Substances as are necessary for Tenant’s Operations as determined by Tenant in its reasonable discretion for the conduct of Tenant’s Operations on the Leased Premises. Tenant shall be responsible for compliance with Environmental Law with respect to the solid waste management units on the Leased Premises as set forth in Exhibit M. Tenant shall promptly notify Landlord, and provide copies promptly after receipt, of all written complaints, claims, citations, demands, inquiries, reports and notices relating to compliance or non-compliance with Applicable Law at the Leased Premises, or the use, handling, storage, generation, transportation, discharge or Release of Hazardous Substances in, on or under the Leased Premises by a Tenant Party; provided, however, that Landlord’s receipt of any of the foregoing will in no way create or impose any duty or obligation upon Landlord to respond thereto. To the extent required by applicable Environmental Law, Tenant shall, at its sole cost, promptly remove or otherwise remediate all Hazardous Substances for which Tenant is responsible under this Section 9.4(a).

(b)

If Tenant fails to timely and fully perform any of the work described in the last sentence of Section 9.4(a), and Landlord gives to Tenant written notice of such failure and Tenant either (x) fails to commence curing such failure within thirty (30) days after receipt of Landlord’s notice (or such longer period as may be mutually agreeable to the Parties), or (y) commences to cure such failure within thirty (30) days (or such longer mutually agreeable period) after receipt of Landlord’s notice but fails after such thirty (30)-day (or longer) period to continue to implement such cure through completion (in either case, an “Environmental Failure”), Landlord may, after reasonable advance notice to Tenant, in Landlord’s sole discretion and to the exclusion of Tenant, cause the cleanup, removal or other remedial work required by Environmental Law to be performed and, in such event, Tenant shall pay all costs and expenses reasonably incurred by Landlord in connection therewith to Landlord as part of Tenant’s indemnity obligations under Section 13.1 with interest at the Default Rate from the date of payment by Landlord until the date of reimbursement by Tenant. If Landlord elects to cause the necessary cleanup, removal or other remedial work to be performed as provided above, Tenant hereby waives any claim or right that it may have to any damages for any injury or inconvenience with Tenant’s business or loss of occupancy or quiet enjoyment or any other loss occasioned by the performance of such work.

(c)

Tenant shall promptly provide Landlord with access on reasonable prior request to all records, inventories, material safety data sheets, plans, registrations, filings, manifests, notices, disclosures, warnings and other documents required by any Requirements to be filed, made, given or maintained with respect to or as a result of the presence, use, transportation, or Release of Hazardous Substances on, to or from the Leased Premises (collectively, “Hazardous Substances Records”); provided, however, that Landlord’s receipt of any Hazardous Substances Records will in no way create or impose any duty or obligation on the part of Landlord with respect to the Hazardous Substances so disclosed or with respect to any other matter.

(d)

Landlord and its designated representatives may enter the Leased Premises in accordance with Section 2.9(a) for the purpose of investigating the condition of the Leased Premises and for verifying compliance by Tenant with this Lease, and Landlord may employ experts and consultants in connection therewith to advise Landlord with respect to Tenant’s activities. The costs of any such investigations will be paid by Landlord except that Tenant will be obligated to pay for the reasonable costs of any such investigation if (i) the reason for the investigation is (1) the Release or threat of a Release of Hazardous Substances or other contamination on, to or from the Leased Premises caused or permitted to occur by Tenant, whether or not an inspection is ordered by a Governmental Entity, or (2) default by Tenant under this Lease or (ii) the investigation otherwise reveals any Pollution Condition at the Leased Premises that was caused or permitted to occur by Tenant. If Landlord is obligated to pay for such investigation, Tenant shall reimburse Landlord for the investigation costs within thirty (30) days after receiving an invoice therefor.

(e)	Should any claim or action be brought against Landlord in connection with Hazardous Substances related to the Leased Premises, Landlord shall immediately notify Tenant in writing.

(f)

If during the Lease Term, Tenant identifies any material non-compliance with Environmental Law at the Rolling Mill, Tenant will promptly notify Landlord and will pursue corrective action as required by applicable Environmental Law.

(g)	Tenant’s obligations under this Section 9.4, including remediation obligations, will survive the expiration or earlier termination of this Lease.

Section 10 Default and Remedies.

10.1	Tenant Default. The occurrence of any of the following shall constitute an event of default (an “Event of Default”) by Tenant hereunder:

(a)

Tenant fails to pay any amount due and payable under this Lease (including amounts owed by Tenant under Section 10.3(b)(iv)) within fifteen (15) days following receipt of written notice of the amount due and, following the expiration of such fifteen (15)-day period, Landlord delivers to Tenant a second written notice of such past due amount, together with the statement set forth below in bold, capital letters, with not less than 12-point font at the top of the first page of such notice, and Tenant furthermore fails to pay such past due amount within five (5) Business Days after receipt of such second notice:

“THIS IS A NOTICE OF A PENDING EVENT OF DEFAULT UNDER THE GROUND LEASE AGREEMENT, DATED MARCH [__], 2021, WITH RESPECT TO THE ROLLING MILL LOCATED IN WARRICK COUNTY, INDIANA. SHOULD TENANT FAIL TO PAY THE PAST-DUE AMOUNT SET FORTH IN THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER TENANT’S RECEIPT HEREOF, LANDLORD MAY DECLARE AN EVENT OF DEFAULT UNDER THE GROUND LEASE AGREEMENT.”

(b)

(i) A petition in bankruptcy or other insolvency proceeding against Tenant that is not dismissed within ninety (90) days, (ii) Tenant files a petition or answer pertaining to Tenant’s seeking relief under any provision of any Bankruptcy Law, (iii) an assignment by Tenant for the benefit of creditors, (iv) Tenant files a petition or other proceeding for the appointment of a trustee, receiver or liquidator of Tenant, or (v) a proceeding by any Governmental Authority for dissolution or liquidation of Tenant which is not dismissed within ninety (90) days (any such case, a “Bankruptcy Default”).

(c)	A Transfer in contravention of Section 14.

(d)	An Environmental Failure.

(e)

Except as set forth above in this Section 10.1, a failure of Tenant to meet its non-monetary obligations under this Lease in any material respects where the failure is not cured within ninety (90) days after receipt of written notice from Landlord (or, if the failure is of a type which is not reasonably possible to cure within ninety (90) days, Tenant has not commenced to cure the failure within ninety (90) days after receipt of notice of default, or commences to cure such failure within such ninety (90)-day period but does not thereafter diligently pursue such cure to completion).

(f)	A material breach by Tenant or Initial Guarantor beyond the applicable notice and cure period under or related to the section of the Metal Supply Agreement entitled “Quantity” or “Payment Terms”.

(g)	An uncured breach beyond applicable notice and cure periods by Initial Guarantor or any other guarantor under a Lease Guaranty.

10.2	Waiver.

(a)

A waiver by Landlord of any Event of Default under this Lease shall not prevent the right of Landlord to forfeit this Lease or declare the existence of an Event of Default and pursue any other available remedy hereunder or at law or in equity for any other cause permitted herein, or for the same cause occurring at any other time.

The receipt by Landlord from Tenant of payments after the occurrence of any Event of Default, or the continued recognition by Landlord of Tenant as its tenant after the occurrence of any Event of Default, shall not be deemed a waiver of Landlord’s right of forfeiture or other remedies. Receipt and acceptance by Landlord of any amounts tendered by Tenant shall not constitute an agreement by Landlord that the amounts are the proper amounts due or a waiver of Landlord’s claims for greater amounts. All payments by Tenant to Landlord shall apply first to the items longest past due.

(b)

A waiver by Tenant of any breach of Landlord’s obligations under this Lease shall not prevent the right of Tenant to enforce such obligations or declare the existence of such breach and pursue any available remedy hereunder or at law or in equity for any other cause permitted herein, or for the same cause occurring at any other time.

10.3	Remedies.

(a)	Termination.

(i)

If an Event of Default has occurred and is continuing beyond the applicable cure period specified in Section 10.1, if any, Landlord may, at its election and subject to Landlord’s exercise of the Put in accordance with Section 17.2 and Tenant’s right to acquire the Landlord’s fee interest in the Leased Premises in accordance with Section 17.3, then or thereafter while any such Event of Default continues and notwithstanding the fact that Landlord may have some other remedy hereunder or at law or in equity, give Tenant written notice of Landlord’s intention to terminate this Lease on the date specified in such notice, which shall be not less than thirty (30) days after the giving of notice, and upon the date so specified, this Lease and the estate hereby granted will expire and terminate with the same force and effect as if the date specified in such notice were the date herein before fixed for the expiration of this Lease, and all rights of Tenant hereunder will expire and terminate, and Tenant will be liable as provided herein.

(ii)

Upon the occurrence of any Event of Default, in each case to the extent permitted by applicable law, Landlord will have the right of re-entry and possession of the Leased Premises, and the right to remove all persons and property therefrom, and Landlord may, at its option, recover all payments due hereunder.

(iii)

In the event of a termination under Section 10.3(a)(i), Landlord shall be entitled to recover from Tenant, as and for liquidated damages, the discounted to present value at a discount rate equal to 6% of the Base Rent and Support Services Fees that would have been due during the unexpired portion of the then current Lease Term (i.e., through the end of the Initial Term, the then-current Lease Term Extension Period or the end of the next succeeding December 31 if termination occurs during the Year-to-Year Continuation Period, as applicable).

(b)	Self-Help Rights; Right of Entry.

(i)

In the event of any Event of Default that is curable by Landlord, Landlord may, at its option, and without waiving or releasing Tenant from any obligation hereunder, perform the obligation Tenant has failed to perform and take such other actions as Landlord may reasonably determine are appropriate or necessary to address such Event of Default, entering the Leased Premises in order to do so if necessary in accordance with Section 2.9.

(ii)

Landlord shall, in accordance with Section 2.9, give Tenant prior written notice (unless infeasible due to an emergency) of any self-help actions taken by Landlord in accordance with this Section 10.3(b).

(iii)	Landlord’s exercise of its right of entry under this Section 10.3(b) will be without prejudice to any of Landlord’s other rights or remedies hereunder.

(iv)

All reasonable and documented out-of-pocket costs and expenses incurred by Landlord in connection with any performance pursuant to this Section 10.3(b), including costs and expenses incurred in any action or proceeding to enforce any obligation of Tenant under this Lease, will be for the account of Tenant and shall be paid by Tenant to Landlord upon demand, together with interest at the Default Rate from the date paid by Landlord until the date of reimbursement by Tenant.

(c)

No Repossession or Reletting Without Termination. Notwithstanding anything to the contrary in this Lease, to the extent consistent with Applicable Law, unless and until Landlord terminates this Lease in accordance with Section 10.3(a) and Landlord declines or fails to exercise the Put upon termination in accordance with Section 17.2 and Tenant declines or fails to exercise its option to acquire the Leased Premises upon termination in accordance with Section 17.3, Landlord shall not be permitted to retake possession of, relet or re-enter the Leased Premises on account of any Event of Default or abandonment by Tenant of the Leased Premises, other than such entries as are permitted under and performed in accordance with Section 2.9.

(d)

Damages. Should there be an Event of Default with respect to any breach by Tenant of its monetary obligations hereunder, Landlord shall be entitled to seek its actual, direct monetary damages for any such delinquent monetary obligations by an action for damages in an appropriate court of law in accordance with Applicable Law, together with any costs and fees Landlord may be permitted to seek in connection therewith pursuant to Section 10.5.

(e)

Injunctive Relief. Landlord is entitled, to the extent permitted by Applicable Law, to injunctive relief in case of the violation, or attempted or threatened violation, of any material provision of this Lease, or to a decree compelling observance or performance of any material provision of this Lease, or to any other equitable remedy with respect to the violation or attempted or threatened violation of a material provision of this Lease.

10.4

Remedies Not Exclusive. Subject to Section 10.3(c), no right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy with respect to any breach by Tenant of the terms and conditions of this Lease, and every right and remedy is cumulative and in addition to any other legal or equitable right or remedy, now or hereafter existing.

10.5

Attorneys’ Fees. The prevailing Party in any mediation, arbitration or litigation undertaken in connection with any default under this Lease shall be entitled to be paid its reasonable out-of-pocket costs and attorneys’ fees incurred in connection therewith by the losing Party, including such costs and fees as may be incurred on appeal, in any probate or bankruptcy proceeding, and in any petition for review, and including costs and fees as are incurred in connection with adjudication of any issues that are particular to such types of proceedings.

10.6	Indemnification Unaffected. Nothing in this Section 10 may be deemed to affect the right of Landlord or Tenant to indemnification as set forth in Section 13 of this Lease.

Section 11 Termination Right.

11.1

Termination Option. Within ten (10) days following the cessation of Tenant’s Operations, Tenant shall give notice to Landlord that such operations have ceased, including the date on which such operations ceased. Such notice will further specify whether the cessation of Tenant’s Operations is considered by Tenant to be temporary or permanent. Each Party shall be granted the option to terminate this Lease (“Termination Option”) upon the last day of a consecutive three (3)-year period following the date Tenant’s operations at the Rolling Mill ceased if Tenant has failed to restart operations during such period.

11.2

Notice of Termination. Either Party may trigger the Termination Option by sending written notice to the other Party at any time after the Termination Option accrues in accordance with Section 11.1. Notwithstanding the forgoing, in the event the Termination Option accrues in accordance with Section 11.1, and neither Party triggers such Termination Option prior to Tenant restarting its operations at the Rolling Mill, such Termination Option shall expire.

11.3

Certain Other Rights and Obligations Not Affected. For the avoidance of doubt, the termination of this Lease by Landlord or Tenant pursuant to this Section 11 will not deprive Landlord or Tenant of their rights under Sections 17.2 or 17.3, respectively, or relieve Tenant of its obligations under Section 21.

Section 12 Representations and Warranties.

12.1	Representations and Warranties of Landlord. As of the Effective Date, Landlord makes the following representations and warranties to Tenant:

(a)

Landlord is an entity duly organized, validly existing and in good standing under the laws of its state of organization, with full power and authority to carry on its business as such business is now conducted.

(b)

Landlord has all requisite power and authority to enter into this Lease and to consummate the transactions contemplated hereby. This Lease has been duly and validly approved by Landlord’s appropriate governing body, and no other proceedings on the part of Landlord are necessary to approve this Lease and to consummate the transactions contemplated hereby. This Lease constitutes Landlord’s legal, valid and binding obligation, except as may be limited by the limitations on enforceability imposed by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other similar laws relating to creditors’ rights.

(c)

Landlord’s execution and delivery of this Lease and the consummation of the transactions contemplated hereby and thereby do not (i) violate or conflict with any provision of Landlord’s organizational documents; (ii) violate any Requirement applicable to Landlord, except for violations that would not have, or could not reasonably be expected to have, a material adverse effect on Tenant’s interests in the transactions described in this Lease; or (iii) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any agreement to which Landlord is a party, except in each case where such violation or breach would not have, or could not reasonably be expected to have, a material adverse effect on Tenant’s interests in the transactions described in this Lease. There is no litigation pending against Landlord or, to Landlord’s current actual knowledge, threatened against Landlord, which, if determined adversely to Landlord, would have, or could reasonably be expected to have, a material adverse effect on Tenant’s interests in the transactions described in this Lease.

(d)

No broker, finder, investment banker or other Person is entitled, or will become entitled, to any brokerage, finder’s or other fee or commission in connection with this Lease, based upon arrangements made by Landlord or on its behalf, for which Tenant will become liable.

12.2	Representations and Warranties of Tenant. As of the Effective Date, Tenant makes the following representations and warranties to Landlord:

(a)

Tenant is an entity duly organized, validly existing and in good standing under the laws of its state of organization, with full power and authority to carry on its business as such business is now conducted.

(b)

Tenant has all requisite power and authority to enter into this Lease and to consummate the transactions contemplated hereby. This Lease has been duly and validly approved by Tenant’s appropriate governing body, and no other proceedings on the part of Tenant are necessary to approve this Lease and to consummate the transactions contemplated hereby. This Lease constitutes Tenant’s legal, valid and binding obligation, except as may be limited by the limitations on enforceability imposed by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other similar laws relating to creditors’ rights.

(c)

Tenant’s execution and delivery of this Lease and the consummation of the transactions contemplated hereby and thereby do not (i) violate or conflict with any provision of Tenant’s organizational documents; (ii) violate any Requirement applicable to it, except for violations that would not have, or could not reasonably be expected to have, a material adverse effect on Landlord’s interests in the transactions described in this Lease; or (iii) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any agreement to which Tenant is a party, except in each case where such violation or breach would not have, or could not reasonably be expected to have, a material adverse effect on Landlord’s interests in the transactions described in this Lease. There is no litigation pending against Tenant or, to its current actual knowledge, threatened against Tenant, which, if determined adversely to Tenant, would have, or could reasonably be expected to have, a material adverse effect on Landlord’s interests in the transactions described in this Lease.

(d)

No broker, finder, investment banker or other Person is entitled, or will become entitled, to any brokerage, finder’s or other fee or commission in connection with this Lease, based upon arrangements made by Tenant or on its behalf, for which Landlord will become liable.

Section 13 Indemnification.

13.1	Tenant Indemnification.

(a)

The Tenant shall indemnify, defend, and hold harmless the Landlord and its agents, officers, shareholders, Affiliates, directors and employees and its and their successors and assigns (collectively, “Landlord Indemnitees”) from and against any and all Losses incurred by such Landlord Indemnitees to the extent arising or resulting directly or indirectly from or in connection with any of the following occurring from and after the Effective Date, in each case to the extent not constituting Retained Liabilities (as such term is defined in the Purchase Agreement): (i) any Release of Hazardous Substances at, on, under or from the Leased Premises or any Access Area to the extent caused or contributed to by the Tenant, its employees, agents, contractors, subcontractors, invitees or visitors or any other persons or entities claiming under the Tenant, and to the extent such Release is not caused or contributed to by Landlord or a Landlord Indemnitee hereunder; (ii) any actual or alleged violation of any Environmental Law or contractual obligation relating to any Environmental Law to the extent caused or contributed to by Tenant, its employees, agents, contractors, subcontractors, invitees or visitors or any other persons or entities claiming under the Tenant, including but not limited to the extent of any violation of Landlord’s NPDES permit by Tenant’s Wastewater or Stormwater, in each case to the extent such violation is not caused or contributed to by Landlord or a Landlord Indemnitee hereunder; (iii) the occupancy, use, improvement, alteration or maintenance of the Leased Premises or any Access Area by Tenant, its officers, employees, representatives, agents, contractors, subcontractors, or any other persons claiming under the Tenant; (iv) any activity, work or thing done, permitted or suffered by the Tenant on or about the Leased Premises or any Access Area in connection with Tenant’s Operations, and (v) any negligence or willful misconduct of the Tenant, its officers, employees, representatives, agents, contractors, subcontractors, invitees or visitors, or any other person claiming under the Tenant, on or about the Leased Premises or any Access Area, including, without limitation, any and all liabilities and damages related to or connected with personal injury (including death of any person) or property damage; provided, that Tenant shall not be responsible for any Losses arising from the gross negligence or willful misconduct of any Landlord Indemnitee. This indemnification provision shall survive the termination or expiration of the Lease.

(c)

In the event any action or proceeding within the scope of Tenant’s foregoing indemnification is threatened or commenced against a Landlord Indemnitee, Tenant, upon notice from such Landlord Indemnitee, shall defend such threatened or commenced action or proceeding at Tenant’s expense by counsel of Tenant’s choice, reasonably satisfactory to Landlord Indemnitee, and the Landlord Indemnitee shall cooperate with Tenant in such defense. If Tenant is providing defense as required hereunder and any Landlord Indemnitee agrees to settle any matter for which Tenant is providing defense under its indemnity without approval of Tenant, then, provided Tenant’s approval is not unreasonably withheld, conditioned or delayed, Tenant shall not be liable for such settlement as part of any Losses claimed by such Landlord Indemnitee hereunder. The obligations of Tenant under this Section 13.1 shall survive the expiration or earlier termination of this Lease.

(d)	Tenant’s indemnity obligations in this Section 13.1 are in addition to and without limitation of the Initial Guarantor’s indemnity obligations in Article IX of the Purchase Agreement.

13.2	Landlord Indemnification.

(a)

Landlord shall indemnify, protect, defend and hold harmless Tenant and its agents, officers, shareholders, Affiliates, directors and employees and its and their successors and assigns (collectively, “Tenant Indemnitees”) against and from any and all Losses to the extent arising or resulting directly or indirectly from or in connection with any of the following occurring from and after the Effective Date, in each case to the extent not constituting Assumed Liabilities (as such term is defined in the Purchase Agreement): (i) any Release of Hazardous Substances at, on, under or from the Leased Premises, Access Areas or Mineral Estate to the extent caused or contributed to by the Landlord, its employees, agents, contractors, subcontractors, invitees or visitors or any other persons or entities claiming under the Landlord, and any Release of Hazardous Substances at, on, under or from the Adjacent Premises, except to the extent caused or contributed to by Tenant or any Tenant Indemnitee; (ii) any actual or alleged violation of any Environmental Law or contractual obligation relating to any Environmental Law caused or contributed to by Landlord, its employees, agents, contractors, subcontractors, invitees or visitors or any other persons or entities claiming under the Landlord; (iii) the occupancy, use, improvement, alteration or maintenance of the Adjacent Premises, the Mineral Estate and the Access Areas by Landlord, its officers, employees, representatives, agents, contractors, subcontractors, or any other persons claiming under the Landlord; (iv) any activity, work or thing done, permitted or suffered by the Landlord on or about the Adjacent Premises, the Mineral Estate and the Access Areas in connection with Landlord’s Operations or Landlord’s use thereof or activities thereon; and (v) any negligence or willful misconduct of the Landlord, its officers, employees, representatives, agents, contractors, subcontractors, invitees or visitors, or any other person claiming under the Landlord, on or about the Leased Premises, the Adjacent Premises, the Mineral Estate and the Access Areas, including, without limitation, any and all liabilities and damages related to or connected with personal injury (including death of any person) or property damage; provided, that Landlord shall not be responsible for any Losses arising from the gross negligence or willful misconduct of any Tenant Indemnitee.

(b)

In case any action or proceeding within the scope of Landlord’s foregoing indemnification is threatened or commenced against a Tenant Indemnitee, Landlord, upon notice from such Tenant Indemnitee, shall defend such threatened or commenced action or proceeding at Landlord’s expense by counsel of Landlord’s choice, reasonably acceptable to the Tenant Indemnitee, and the Tenant Indemnitee shall cooperate with Landlord in such defense. If Landlord is providing defense as required hereunder and any Tenant Indemnitee agrees to settle any matter for which Landlord is providing defense under its indemnity without approval of Landlord, then, provided Landlord’s approval is not unreasonably withheld, conditioned or delayed, Landlord shall not be liable for such settlement as part of any Losses claimed by such Tenant Indemnitee hereunder. The obligations of Landlord under this Section 13.2 shall survive the expiration or earlier termination of this Lease.

(c)

Landlord’s indemnity obligations in this Section 13.2 are (i) in addition and without limitation of Alcoa Corp.’s indemnity obligations in Article IX of the Purchase Agreement, and (ii) in all respects subject to the limitations of Landlord’s liability in Section 33.9 of this Lease.

13.3

Savings Clause. Article IX of the Purchase Agreement controls to the extent of any conflict or inconsistency with any provision of this Section 13, and nothing in this Lease or the Exhibits hereto limits, reduces or overrides the rights and obligations of Tenant and Alcoa Corp. under Article IX of the Purchase Agreement.

Section 14 Assignment; Subletting; and Change of Control.

14.1

Consent Required for Transfer. Prior to Landlord’s satisfaction of the Put Conditions, Tenant may neither assign any of its rights under or interest in this Lease nor sublet all or any part of the Leased Premises in either case (a “Transfer”) without obtaining the prior written consent of Landlord. Landlord’s consent to any such Transfer may, (x) prior to the third (3rd) anniversary of the Effective Date, be withheld in Landlord’s sole discretion, and (y) on or after the third (3rd) anniversary of the Effective Date, but prior to the satisfaction of the Put Conditions, not be unreasonably withheld, conditioned or delayed. Subject to the following sentence, a change in Control of Tenant, directly or indirectly, by merger, consolidation or acquisition of the equity of Tenant or any direct or indirect parent of Tenant, shall constitute a Transfer subject to the consent requirement of the preceding sentence. Notwithstanding anything to the contrary herein, neither a direct or indirect change in the Control of the Initial Guarantor or any successor guarantor of Tenant with respect to this Lease that is a Creditworthy Guarantor (whether or not resulting in a direct or indirect change in the Control of Tenant), nor any other Fundamental Transaction (as defined in the Purchase Agreement) involving the Initial Guarantor, nor Tenant’s merely granting a Leasehold Mortgage in favor of a Leasehold Mortgagee in accordance with Section 16 (without more) shall constitute a Transfer hereunder. Upon and after Landlord’s satisfaction of the Put Conditions, Tenant shall have the right to effect or permit the occurrence of any Transfer without Landlord’s consent, provided that Tenant shall provide Landlord with written notice of any such Transfer within fifteen (15) days after the effective date thereof.

14.2	Procedure for Seeking Consent to Transfer.

(a)

If Tenant desires to effect a Transfer for which Landlord’s consent is required under Section 14.1, Tenant must request Landlord’s consent no less than twenty-five (25) days before the proposed effective date of such Transfer and include in the request the following:

(i)

the identity of the proposed assignee of the Lease, proposed subtenant of the Leased Premises, or proposed successor tenant following the change in Control of Tenant (as applicable, the “Transferee”), together with the identit(ies) of the Person(s) Controlling such Transferee;

(ii)	the material terms and conditions of the proposed Transfer;

(iii)

if the proposed Transferee is not a corporation or other business entity whose ownership interests are publicly traded on a nationally recognized stock exchange, banking, financial, and other credit information relating to the proposed Transferee, in reasonably sufficient detail to enable Landlord to determine that the proposed Transferee can provide financial assurances to satisfy Landlord that the Transferee is financially responsible and able to meet the obligations of Tenant under the Lease, including the ability to pay the Rent, to conduct Tenant’s Operations in accordance with Environmental Laws and in all material respects all other Requirements, and to carry out the decommissioning and reclamation activities required under Section 21; and

(iv)	any additional information Landlord may reasonably require.

(b)

Landlord shall respond to any request made by Tenant for consent to a Transfer within twenty-five (25) days after receipt of the request and all supporting information as may be required by Section 14.2(a). Landlord’s response shall either (i) consent to the proposed Transfer with conditions, if any, to such consent, which may, if the proposed Transferee’s financial and other information indicates it is unable to fulfill its performance obligations hereunder, include the requirement of a Lease Guaranty from a Creditworthy Guarantor (provided that Landlord concurrently releases the Initial Guarantor or other then-current guarantor of this Lease from the applicable guaranty in accordance with Section 14.4(b) below), or (ii) specifically note the reason(s) for Landlord’s disapproval of the proposed Transfer and indicate any additional supporting information or other requirements needed for Landlord’s approval of the proposed Transfer.

14.3	No Deemed Consent. A consent by Landlord to one Transfer shall not be deemed a consent to any other Transfer.

14.4	Release of Tenant and Guarantor Upon Transfer.

(a)

Upon Landlord’s granting of approval to a Transfer which is an assignment of this Lease, or in the event of any other Transfer effected by Tenant in compliance with this Section 14 which is an assignment of this Lease, the transferring Tenant shall be relieved of all obligations and liability under the Lease accruing on or after the effective date of such Transfer, and the applicable Transferee shall thereafter be the “Tenant” under this Lease and be automatically deemed to have assumed all of Tenant’s obligations and liabilities accruing on or after the effective date of such Transfer.

(b)

Upon Landlord’s granting of approval to a Transfer which is an assignment of this Lease, in the event of any other Transfer effected by Tenant in compliance with this Section 14, or upon the occurrence of a Fundamental Transaction (as defined in the Purchase Agreement) involving the Initial Guarantor, Landlord shall, concurrently with the effective date of such Transfer or Fundamental Transaction (as defined in the Purchase Agreement), execute and deliver to Initial Guarantor or other guarantor under a Lease Guaranty a release of the applicable Lease Guaranty, in form reasonably acceptable to Initial Guarantor or such other guarantor; provided, however, that Tenant or the Transferee concurrently causes a Creditworthy Guarantor to execute and deliver to Landlord a Lease Guaranty on substantially the form attached hereto as Exhibit E, or such other form of lease guaranty in form and substance reasonably acceptable to Landlord and such Creditworthy Guarantor, provided, further, that in the event Tenant (or its guarantor) requests a release of the Lease Guaranty in connection with a Fundamental Transaction (as defined in the Purchase Agreement) involving the Initial Guarantor, Landlord shall only be required to deliver such release if the replacement Creditworthy Guarantor is the surviving, acquiring or consolidated entity with respect to such Fundamental Transaction (as defined in the Purchase Agreement). For the purposes hereof, “Creditworthy Guarantor” shall mean a guarantor of the obligations of Tenant under this Lease that (i) has a tangible net worth of not less than $500,000,000.00 as demonstrated by reasonable evidence thereof delivered by Tenant or the applicable Creditworthy Guarantor to Landlord, (ii) has a credit rating of not less than a “B3” from Moody’s Investors Service), a “B-” from S&P Global Ratings, or “B-” from Fitch Ratings, or an equivalent rating by any successor rating service, in each case as demonstrated by reasonable evidence thereof delivered by Tenant or the applicable Creditworthy Guarantor to Landlord, or (iii) is otherwise reasonably acceptable to Landlord, based on such guarantor’s tangible net worth, cash flow, and/or other creditworthiness criteria.

Section 15 Lease Guaranty Requirements.

15.1	Guaranty Requirement. Tenant will cause Initial Guarantor to execute a Lease Guaranty contemporaneously with the execution of this Lease.

15.2

Performance of Guaranty. Tenant will cause Initial Guarantor and any other guarantor under a Lease Guaranty to, to the extent applicable thereunder, provide to Landlord the financial information and related certifications, together with any required security, in accordance with the terms and conditions of the Lease Guaranty.

15.3

Release. Any guarantor under a Lease Guaranty will remain fully liable thereunder until either no Lease Guaranty is required by Landlord or that guarantor’s Lease Guaranty has been replaced with a new Lease Guaranty from a replacement guarantor in accordance with Section 14.4(b). In either case, Landlord will promptly execute and deliver a release of the Lease Guaranty that is no longer required or has been replaced hereunder.

Section 16 Leasehold Mortgages.

16.1	Leasehold Mortgage.

(a)

Tenant may, in its sole discretion from time to time, enter into one or more mortgages, deeds of trust, assignments of leases and rents or similar security instruments (each, a “Leasehold Mortgage”) encumbering Tenant’s leasehold interest hereunder in favor of any lender (a “Leasehold Mortgagee”) as security for a loan or other indebtedness of Tenant. The Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed, shall be required with respect to any Leasehold Mortgage made in favor of a Leasehold Mortgagee that is not an Institutional Lender. Tenant shall give to Landlord prompt written notice of any Leasehold Mortgage encumbering the leasehold estate demised hereby in favor of an Institutional Lender, which notice shall include the name and address of the Leasehold Mortgagee, a statement confirming that such Leasehold Mortgagee is an Institutional Lender, and an executed copy of the Leasehold Mortgage. Landlord and Tenant expressly intend and agree that the provisions of this Section 16 and such other provisions of this Lease which, by their terms, are for the benefit of a Leasehold Mortgagee, are intended for the benefit of and enforceable by such Leasehold Mortgagee and its nominees, designees, successors and assigns.

(b)

As used herein, “Institutional Lender” means a state or federally chartered savings bank, savings and loan association, credit union, commercial bank or trust company or a foreign banking institution (in each case whether acting individually or in a fiduciary or representative (such as an agency) capacity); an insurance company organized and existing under the laws of the United States or any state thereof or a foreign insurance company (in each case whether acting individually or in a fiduciary or representative (such as an agency) capacity); an institutional investor such as a publicly held real estate investment trust, an entity that qualifies as a “REMIC” under the Internal Revenue Code of 1986, as amended (or any similarly-qualified entity under any successor statute), or other public or private investment entity (in each case whether acting as principal or agent); a brokerage or investment banking organization (in each case whether acting individually or in a fiduciary or representative (such as an agency) capacity); an employees’ welfare, benefit, pension or retirement fund; an institutional leasing company; any governmental agency or entity insured by a governmental agency; any combination of the foregoing entities; a private equity fund; any fund or investment vehicle formed in whole or in part for the purpose of making commercial mortgage or corporate loans; or any entity Affiliated with or Controlled by one or any combination of the foregoing entities; provided that each of such entities shall qualify as an Institutional Lender only if (at the time it becomes an Institutional Lender) it shall not be an Affiliate of the Party to whom it is lending.

16.2

Rights of Leasehold Mortgagee. Subject to any greater rights in favor of a Leasehold Mortgagee granted by Landlord pursuant to an applicable Tri-Party Agreement, any Leasehold Mortgagee which is an Institutional Lender shall have the following rights under this Lease:

(a)

Upon giving notice of default or any other material notice to Tenant, Landlord shall contemporaneously give a copy of such notice to any Leasehold Mortgagee whose notice information has been provided to Landlord in writing. If Landlord shall give Tenant a notice of any matter which if not cured will become an Event of Default, then such notice shall not be effective as to Tenant and/or to any Leasehold Mortgagee unless and until Landlord shall give a copy of such notice to such Leasehold Mortgagee in the same manner in which notices are required to be delivered under this Lease. If Tenant commits an Event of Default, any Leasehold Mortgagee shall have the right, but not the obligation, to remedy the default within the cure periods provided to Tenant plus an additional period of time equal to the amount of time that Tenant had to cure such default, but in no event less than fifteen (15) additional days with respect to monetary defaults and thirty (30) additional days with respect to non-monetary defaults or such longer period as may be permitted under Section 10, provided that if such non-monetary default cannot with due diligence be cured within such additional thirty (30) day period, Leasehold Mortgagee shall have an additional period of time thereafter within which to cure such non-monetary default, provided that such cure is initiated during such additional thirty (30)-day period and thereafter the curing of same is prosecuted with due diligence, and provided further that if such default is not susceptible of being cured, or cannot practicably be cured, by a Leasehold Mortgagee prior to foreclosing on the Leasehold Mortgage (or exercise of other remedy in lieu of foreclosure) and such Leasehold Mortgagee diligently prosecutes such foreclosure or other remedy, then such additional period shall be extended, if applicable, until thirty (30) days after the occurrence of such foreclosure or completion of such other remedy. Landlord shall accept such performance on the part of any Leasehold Mortgagee as though the same had been done or performed by Tenant, and any performance by such Leasehold Mortgagee which is sufficient to cure the facts or circumstances constituting the applicable Event of Default shall be deemed to cure such Event of Default.

(b)

Subject to the requirements of Section 14, a Leasehold Mortgagee may enforce its Lien and it or its designee may acquire title to the leasehold estate in any lawful way and, pending foreclosure of its Lien, it or its designee may take possession of and operate the Rolling Mill at the Leased Premises, performing all obligations of Tenant hereunder. Subject to the requirements of Section 14, upon foreclosure of its Lien by power of sale or judicial foreclosure, or upon acquisition of the leasehold estate by assignment in lieu of foreclosure, the Leasehold Mortgagee or its designee may sell and assign the leasehold estate hereby created. Notwithstanding anything to the contrary in this Lease, the actions set forth in this clause (b) shall not, in and of themselves, constitute a breach of this Lease or entitle Landlord to the exercise of any rights or remedies.

(c)

No cancellation, termination, surrender, acceptance of surrender, abandonment, amendment, substitution, modification, or rejection of this Lease or subordination of this Lease to any Lien shall be binding upon such Leasehold Mortgagee or Tenant, or affect the Lien of its Leasehold Mortgage, and shall be void ab initio, if the same is effected without the prior written consent of such Leasehold Mortgagee, which consent may be granted or withheld in such Leasehold Mortgagee’s sole discretion. Landlord shall not accept any cancellation, termination, surrender or termination of this Lease by Tenant, or agree to any amendment or modification of the terms of this Lease, without the prior consent in writing of such Leasehold Mortgagee, which consent may be granted or withheld in the Leasehold Mortgagee’s sole discretion. If (i) Landlord shall terminate this Lease as a result of an Event of Default, (ii) this Lease is terminated for any reason other than an Event of Default (other than in connection with a total condemnation), or (iii) this Lease shall be rejected by Tenant in any bankruptcy, insolvency, reorganization or similar proceeding, then such Leasehold Mortgagee shall have the option to obtain a new lease of the Leased Premises upon its written request made within one hundred twenty (120) days after the later to occur of (a) the effective date of such termination or rejection and (b) the receipt by such Leasehold Mortgagee of notice of such termination or rejection from Landlord. If such Leasehold Mortgagee timely makes such request to Landlord, then (I) such Leasehold Mortgagee (or its designee) shall enter into a new lease of the Leased Premises and recordable memorandum thereof on the substantially same terms and conditions set forth herein for the duration of the Lease Term with Landlord, (II) such Leasehold Mortgagee (or its designee) shall cause Initial Guarantor or the Creditworthy Guarantor successor thereto, as applicable, either to reaffirm its Lease Guaranty or deliver a new Lease Guaranty with respect to such new lease, and (III) such Leasehold Mortgagee (or its designee) shall promptly cure any Event of Default under Section 10.1(a) or Section 10.1(d) (though without, for the avoidance of doubt, waiving any claims of Landlord against Tenant for Losses arising from any other Event of Default). Alternatively, if within such one hundred twenty (120)-day period after the termination of the Lease, such Leasehold Mortgagee elects to acquire the Landlord’s fee interest in the Leased Premises pursuant to Section 17.3 hereof (in which event, all rights granted to Tenant under such Section may be exercised by Leasehold Mortgagee on behalf of itself or the purchaser), then the Parties and such Leasehold Mortgagee or purchaser shall cooperate in good faith to enter into the documentation for and effect such transaction subject to the terms and conditions of such Section. If the Lease is terminated and either (x) the Leasehold Mortgagee (or purchaser) acquires Landlord’s fee interest in the Leased Premises or (y) the Landlord and the Leasehold Mortgagee or purchaser enter into a new lease, then Landlord shall, on or before the closing of such transaction, assign to the Leasehold Mortgagee or such purchaser all of Landlord’s right, title and interest in and to all moneys (including insurance proceeds and condemnation awards), if any, then held by, or payable to, Landlord that Tenant (or Leasehold Mortgagee) would have been entitled to receive but for the termination of this Lease, and Tenant’s interest in any subleases.

(d)

No Leasehold Mortgagee or foreclosure purchaser shall be liable under the provisions of this Lease unless and until such time as it becomes, and then only for so long as it remains, the owner of Tenant’s interest in this Lease and only then to the extent of such interest.

16.3

Tri-Party Agreement. Within thirty (30) days after written request by Tenant from time to time, Landlord agrees to execute, acknowledge and deliver to any Leasehold Mortgagee of Tenant which is an Institutional Lender any recordable tri-party agreement, recognition agreement or similar instrument on a commercially reasonable form proposed by such Leasehold Mortgagee, subject to changes proposed by Landlord and Tenant which are reasonably acceptable to such Leasehold Mortgagee (a “Tri-Party Agreement”), evidencing, inter alia, (i) Landlord’s recognition of the Leasehold Mortgage, (ii) such Leasehold Mortgagee’s right to foreclose upon (or exercise other remedies in lieu of foreclosure with respect to) the leasehold estate demised hereby and thereby become the “Tenant” hereunder or assign such tenancy rights to a foreclosure purchaser in accordance herewith, (iii) such Leasehold Mortgagee’s right to receive notices of default and cure any default of Tenant hereunder in accordance herewith, (iv) no amendment of this Lease shall be effective as against such Leasehold Mortgagee unless consented to by such Leasehold Mortgagee, and (v) such Leasehold Mortgagee’s rights to assume Tenant’s obligations under this Lease, enter into a new lease with Landlord on the same terms and conditions hereof for the remainder of the Term, or exercise Tenant’s right to acquire the Landlord’s fee interest in the Leased Premises, in each case upon or in lieu of a termination of this Lease by Landlord, as applicable, in accordance herewith. Landlord’s failure to timely deliver any Tri-Party Agreement shall not act to limit any Leasehold Mortgagee’s rights with respect to this Lease or the applicable Leasehold Mortgage to the extent provided herein.

16.4

Right to Perform Tenant’s Covenants. If Tenant shall at any time fail to make any payment or perform any act on its part required to be made or performed in accordance with any terms of this Lease, then Leasehold Mortgagee, subject to the terms of its applicable loan documents, without notice to Tenant or Landlord, shall have the right (but not the obligation) to cure or otherwise perform such covenant or obligation.

16.5	Survival. This Section 16 shall survive the expiration or earlier termination of this Lease until the expiration of Tenant’s option to purchase the Leased Premises under Section 17.3.

Section 17 Transfer of the Fee Interest in the Leased Premises.

17.1

Assignment by Landlord. During the Lease Term, Landlord shall not assign its interest in this Lease or convey its fee interest in the Leased Premises to any Person other than Landlord’s Affiliate, without first obtaining Tenant’s written consent, which Tenant may withhold in its sole discretion. No Alcoa Entity shall, prior to Landlord’s completion of Landlord’s Transition Work, convey its interest in the Access Areas, the Mineral Estate or the Adjacent Premises (or, as applicable, permit any Affiliate of an Alcoa Entity to convey its interest in the Access Areas or Adjacent Premises) to any Person other than to Landlord’s Affiliate, without first obtaining in each case Tenant’s written consent, which Tenant may withhold in its sole discretion. Following Landlord’s completion of Landlord’s Transition Work, each Alcoa Entity may, without the consent of Tenant, convey its interest in the Access Areas, the Mineral Estate and/or the Adjacent Premises (or, as applicable, permit an Affiliate of such Alcoa Entity to convey its interest in the Access Areas and/or Adjacent Premises) to any Person, subject to Tenant’s ROFO in Section 17.4 below to the extent applicable; provided that, other than in the case of the transactions specified in subclauses (i) or (ii) of the following sentence, any conveyance of an Alcoa Entity’s (or its Affiliate’s) interest in all or any portion of the Access Areas, Mineral Estate and/or Adjacent Premises shall be void ab initio unless the Transfer Conditions shall have been satisfied prior to the consummation thereof. A direct or indirect change in Control of an Alcoa Entity that owns the Leased Premises, Access Areas or Adjacent Premises (or of any Affiliate of such Alcoa Entity that owns the Access Areas or Adjacent Premises) shall constitute an assignment or conveyance of such Alcoa Entity’s and/or such Affiliate’s interest in the Leased Premises, the Access Areas, the Mineral Estate and/or the Adjacent Premises, as applicable with respect to any such Alcoa Entity (and/or an assignment of such Alcoa Entity’s and/or such Affiliate’s interest in this Lease), in each case subject to the terms and conditions of this Section 17.1, other than due to (i) a change in ownership or management of an Affiliate of such Alcoa Entity whose shares are traded on a nationally recognized stock exchange, or (ii) a Fundamental Transaction (as defined in the Purchase Agreement) involving Alcoa Corp. Notwithstanding anything to the contrary herein, at no time shall Landlord suffer or permit any Fee Mortgage or Lien (other than a Permitted Lien) to encumber Landlord’s fee interest in the Leased Premises, nor shall Landlord be permitted to otherwise pledge, hypothecate or encumber its fee interest in the Leased Premises.

17.2

Landlord’s Put. Notwithstanding anything to the contrary in this Lease, either (A) upon the expiration of this Lease or the earlier exercise of any right of termination of this Lease by Landlord or Tenant, whether pursuant to a termination option or due to an Event of Default or otherwise, or (B) at any time after Landlord has fulfilled the Put Conditions, Landlord shall have the right, but not the obligation, to require Tenant to purchase the Leased Premises for $10.00 (the “Put”). Landlord may exercise the Put in accordance with the preceding sentence by delivering written notice to Tenant, provided that at the time of such exercise Landlord is not in default under this Lease beyond applicable notice and cure periods (or, if Landlord is so in default, that it agrees in such notice, as a condition to such exercise, to cure such default (the “Landlord Put Cure”). The sale shall be consummated on the date that is one hundred twenty (120) days after the date Tenant receives Landlord’s notice of exercise under this Section 17.2 (such date, as may be adjourned and/or amended from time to time, the “Put Closing Date”) in accordance with the terms and conditions set forth in this Section 17.2. Notwithstanding anything to the contrary in this Section 17.2, Landlord’s exercise of the Put shall not constitute a waiver by Tenant of any claims against the Alcoa Entities or any Provider (as defined in Exhibit G) for Losses arising from any breach or default of the Alcoa Entities or any Provider under this Lease or the Exhibits hereto.

(a)

Landlord and Tenant may, by written agreement, amend the Put Closing Date from time to time, and neither Tenant nor Landlord shall unreasonably withhold its consent to a request from the other party to adjourn the Put Closing Date to the extent the adjournment requested is reasonably necessary to effect the conveyance of the Leased Premises to Tenant in accordance with this Section 17.2;

(b)

On the Put Closing Date, Landlord shall convey its interest in the Leased Premises to Tenant pursuant to a limited or special warranty deed, in recordable form reasonably acceptable to Tenant, duly executed by Landlord conveying Landlord’s fee interest in the Leased Premises to Tenant or Tenant’s designee, free and clear of all Liens other than Permitted Liens, together with a non-foreign affidavit executed by Landlord;

(c)

If the scheduled Put Closing Date (and, if applicable, scheduled termination or expiration date of this Lease) is prior to Landlord’s satisfaction of the Put Conditions, Tenant may, by written notice to Landlord, adjourn the Put Closing Date (and, if applicable, the termination or expiration date of this Lease shall be deemed similarly adjourned) to a reasonably agreeable date promptly after Landlord’s satisfaction of the Put Conditions;

(d)	On or prior to the Put Closing Date, the Alcoa Entities (and/or any applicable Affiliate thereof) and Tenant shall satisfy the Transfer Conditions;

(e)

Tenant may, at Tenant’s sole cost and expense, procure a survey of the Leased Premises, one or more commitments of title insurance, and an owner’s policy of title insurance from a title insurance company of its choosing;

(f)

A reasonable amount of time prior to the Put Closing Date, Landlord shall execute and deliver to Tenant’s title company all documents and other information reasonably requested by such title company in connection with the provision of title insurance to Tenant with respect to the Leased Premises, including, without limitation, evidence of authority and good standing, and customary “gap” indemnities and title and survey affidavits;

(g)

The closing of the conveyance contemplated by this Section 17.2 shall occur at or before 3:00 pm, Central Standard Time, on the Put Closing Date, by escrow through Tenant’s title company, or, in the absence of any such title company or inability of such title company to provide such escrow services, at a place or through an escrow agent mutually agreeable to Landlord and Tenant;

(h)

On the Put Closing Date, Landlord and Tenant (and their applicable Affiliates) shall enter into termination agreements with respect to this Lease, the Lease Guaranty and any related agreements pertaining to the Leased Premises which have not then expired by their terms, each in form reasonably acceptable to Landlord and Tenant, and any amounts prepaid beyond the date of termination or which are not paid through the date of termination with respect to such terminated agreements shall be equitably prorated;

(i)

On or before the Put Closing Date, Landlord and Tenant shall enter into such other reasonable documents and instruments requested by the other party (or by Tenant’s title company) which are reasonably necessary or prudent in connection with the consummation of the conveyance of the Leased Premises to Tenant;

(j)

Responsibility for payment of any deed recording fees and transfer taxes required by any Governmental Entity in connection with such conveyance shall be allocated between the Parties in accordance with local custom, and the Parties shall make any filings required in connection therewith;

(k)	Landlord and Tenant shall each be responsible for one-half of any escrow or service fees required by the escrow agent;

(l)	Except as otherwise expressly provided above, Landlord and Tenant shall each bear their own costs and expenses with respect to the conveyance contemplated by this Section 17.2;

(m)

Six (6) months after the conveyance contemplated by this Section 17.2 is completed, Landlord and Tenant shall make any adjusting payments necessary for any amounts, prorated or otherwise, for which Landlord or Tenant overpaid or underpaid at the closing of such conveyance;

(n)

Each of Landlord and Tenant shall, upon the request of the other party, execute, acknowledge, deliver and, if applicable, record and/or file such further instruments and do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purposes of this Section 17.2; and

(o)	On or before the Put Closing Date, Landlord shall have effected the Landlord Put Cure, if applicable.

(p)	This Section 17.2 shall survive the closing of the Put.

17.3

Tenant’s Option to Purchase the Leased Premises. Notwithstanding anything to the contrary in this Lease, either (A) upon the expiration of this Lease or the earlier exercise of any right of termination of this Lease by Landlord or Tenant, whether pursuant to a termination option or due to an Event of Default or otherwise, or (B) at any time after Landlord has fulfilled the Put Conditions, Tenant shall have the right, but not the obligation, by delivering written notice to Landlord on or prior to the date that is one hundred twenty (120) days after the later of (x) the expiration or earlier termination of this Lease and (y) the delivery of any notice of termination by Landlord to Tenant or by Tenant to Landlord, to elect to purchase Landlord’s fee interest in the Leased Premises for $10.00 and otherwise on the terms and conditions set forth in this Section 17.3, such acquisition to occur on or prior to the later of (i) if Tenant’s exercise is under clause (A) above, the scheduled expiration or earlier termination date of this Lease, or (ii) if Tenant’s exercise is under clause (A) or clause (B) above, one hundred twenty (120) days after the date Landlord receives Tenant’s notice of exercise under this Section 17.3 (such later date, as may be adjourned and/or amended from time to time, the “Purchase Closing Date”), provided in any event that at the time of such exercise, there is no Event of Default under Section 10.1(a) (or, if there is such an Event of Default under Section 10.1(a), that it agrees in such notice, as a condition to such exercise, to cure such Event of Default (the “Tenant Purchase Cure”)), in each case subject to the terms and conditions set forth in this Section 17.3 and irrespective of whether Tenant is in default under this Lease, other than an Event of Default under Section 10.1(a) (though without, for the avoidance of doubt, waiving any claims of Landlord against Tenant for Losses arising from any other Event of Default).

(a)

Landlord and Tenant may, by written agreement, amend the Purchase Closing Date from time to time (and, if applicable, the expiration or termination date of this Lease shall be deemed similarly amended), and neither Tenant nor Landlord shall unreasonably withhold its consent to a request from the other party to adjourn the Purchase Closing Date to the extent the adjournment requested is reasonably necessary to effect the conveyance of the Leased Premises to Tenant in accordance with this Section 17.3;

(b)

On the Purchase Closing Date, Landlord shall convey its interest in the Leased Premises to Tenant pursuant to a limited or special warranty deed, in recordable form reasonably acceptable to Tenant, duly executed by Landlord conveying Landlord’s fee interest in the Leased Premises to Tenant or Tenant’s designee, free and clear of all Liens other than Permitted Liens, together with a non-foreign affidavit executed by Landlord;

(c)

If the scheduled Purchase Closing Date (and, if applicable, scheduled termination or expiration date of this Lease) is prior to Landlord’s satisfaction of the Put Conditions, either Landlord or Tenant may, by written notice to the other party, adjourn the Purchase Closing Date (and, if applicable, the termination or expiration date of this Lease shall be deemed similarly adjourned) to a reasonably agreeable date promptly after Landlord’s satisfaction of the Put Conditions;

(d)	On or prior to the Purchase Closing Date, the Alcoa Entities (and/or any applicable Affiliate thereof) and Tenant shall satisfy the Transfer Conditions;

(e)

Tenant may, at its sole cost and expense, procure a survey of the Leased Premises, one or more commitments of title insurance, and an owner’s policy of title insurance from a title insurance company of its choosing;

(f)

A reasonable amount of time prior to the Purchase Closing Date, Landlord shall execute and deliver to Tenant’s title company all documents and other information reasonably requested by such title company in connection with the provision of title insurance to Tenant with respect to the Leased Premises, including, without limitation, evidence of authority and good standing, and customary “gap” indemnities and title and survey affidavits;

(g)

The closing of the conveyance contemplated by this Section 17.3 shall occur at or before 3:00 pm, Central Standard Time, on the Purchase Closing Date, by escrow through Tenant’s title company, or, in the absence of any such title company or inability of such title company to provide such escrow services, at a place or through an escrow agent mutually agreeable to Landlord and Tenant;

(h)

On the Purchase Closing Date, Landlord and Tenant (and their applicable Affiliates) shall enter into termination agreements with respect to this Lease, the Lease Guaranty and any related agreements pertaining to the Leased Premises which have not then expired by their terms, each in form reasonably acceptable to Landlord and Tenant, and any amounts prepaid beyond the date of termination or which are not paid through the date of termination with respect to such terminated agreements shall be equitably prorated;

(i)

On or before the Purchase Closing Date, Landlord and Tenant shall enter into such other reasonable documents and instruments requested by the other party (or by Tenant’s title company) which are reasonably necessary or prudent in connection with the consummation of the conveyance of the Leased Premises to Tenant;

(j)

Responsibility for payment of any deed recording fees and transfer taxes required by any Governmental Entity in connection with such conveyance shall be allocated between the Parties in accordance with local custom, and the Parties shall make any filings required in connection therewith;

(k)	Landlord and Tenant shall each be responsible for one-half of any escrow or service fees required by the escrow agent;

(l)	Except as otherwise expressly provided above, Landlord and Tenant shall each bear their own costs and expenses with respect to the conveyance contemplated by this Section 17.3;

(m)

Six (6) months after the conveyance contemplated by this Section 17.3 is completed, Landlord and Tenant shall make any adjusting payments necessary for any amounts, prorated or otherwise, for which Landlord or Tenant overpaid or underpaid at the closing of such conveyance;

(n)

Each of Landlord and Tenant shall, upon the request of the other party, execute, acknowledge, deliver and, if applicable, record and/or file such further instruments and do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purposes of this Section 17.3

(o)	On or before the Purchase Closing Date, Tenant shall have effected the Tenant Purchase Cure, if applicable; and

(p)	This Section 17.3 shall survive the expiration or earlier termination of this Lease.

17.4

Right of First Offer for Adjacent Premises, Access Areas, and Mineral Estate. If at any time during the Lease Term, any Alcoa Entity desires to initiate a conveyance (a “ROFO Sale”) of its fee interest in all or any portion of the Adjacent Premises, Access Areas or Mineral Estate (all or such portion, as applicable, of such property, the “ROFO Property”) to a third party purchaser, Tenant shall have a right of first offer (“ROFO”) pursuant to this Section 17.4 in connection with any such ROFO Sale, which must be conducted in accordance with the following procedures:

(a)	If an Alcoa Entity desires, at its option, to initiate a ROFO Sale, such Alcoa Entity must first provide written notice to Tenant of its intent to cause a ROFO Sale (the “ROFO Sale Notice”).

(b)

Within thirty (30) days after Tenant’s receipt of the ROFO Sale Notice, Tenant shall notify the applicable Alcoa Entity of the ROFO Property Proposal (as hereinafter defined) for such ROFO Sale (the “ROFO Property Proposal Notice”). The “ROFO Property Proposal” shall mean Tenant’s proposed determination of the value, in United States dollars, of the ROFO Property, together with the other material terms and conditions upon which Tenant proposes to purchase the ROFO Property.

(c)

Within fifteen (15) days after the applicable Alcoa Entity’s receipt of the ROFO Property Proposal Notice, such Alcoa Entity shall notify Tenant whether the ROFO Property Proposal is acceptable to such Alcoa Entity in its sole discretion (the “ROFO Property Proposal Response”). If the ROFO Property Proposal is not so acceptable to such Alcoa Entity, then for a period of fifteen (15) days after Tenant’s receipt of the ROFO Property Proposal Response, such Alcoa Entity and Tenant shall make commercially reasonable efforts in good faith to negotiate a mutually acceptable ROFO Property Proposal, failing which, Tenant shall not have any further rights and the applicable Alcoa Entity shall not have any further obligations under this Section 17.4 with respect to the applicable ROFO Property. If either Tenant’s ROFO Property Proposal is so acceptable to the applicable Alcoa Entity or such Alcoa Entity and Tenant mutually agree upon an alternative ROFO Property Proposal pursuant to the preceding sentence (in either case, such ROFO Property Proposal, the “Agreed ROFO Property Proposal”), then the Parties will reasonably cooperate to finalize and execute a purchase and sale agreement for the applicable ROFO Property (which purchase and sale agreement shall be consistent with the terms set forth in subsection (d) below) within thirty (30) days following final determination of the Agreed ROFO Property Proposal, time being of the essence, failing which, Tenant shall not have any further rights and the applicable Alcoa Entity shall not have any further obligations under this Section 17.4 with respect to such ROFO Property.

(d)	Any purchase and sale agreement for the ROFO Property shall provide, in substance, that:

(i)

Tenant shall make, simultaneously with such execution, an earnest money deposit, in immediately available U.S. federal funds, in an amount equal to five percent (5%) of the value of the ROFO Property contained in the Agreed ROFO Property Proposal without regard to prorations (the “ROFO Sale Deposit”) in escrow with a national title company or escrow agent of Tenant’s election and reasonably acceptable to the applicable Alcoa Entity;

(ii)

The closing of such purchase and sale shall occur not later than ninety (90) days after the execution date of the purchase and sale agreement, at a mutually agreeable time at the offices of Tenant’s counsel, through an escrow with Tenant’s escrow agent, or another venue mutually acceptable to the applicable Alcoa Entity and Tenant, time being of the essence;

(iii)

At such closing the applicable Alcoa Entity shall execute and deliver to Tenant a limited or special warranty deed for the ROFO Property, and such Alcoa Entity and Tenant shall execute and deliver such documents as may be reasonably requested by the other Party in order to consummate the sale and transfer of the ROFO Property;

(iv)

The balance of the value of the ROFO Property contained in the Agreed ROFO Property Proposal, subject to usual and customary proration and adjustment, shall be paid by Tenant at the closing in immediately available U.S. federal funds to the applicable Alcoa Entity;

(v)

If Tenant shall have defaulted in consummating the transaction under the purchase and sale agreement, then the applicable Alcoa Entity may, as its exclusive remedy, retain the ROFO Sale Deposit as liquidated damages and sell the applicable ROFO Property without being required to deliver a ROFO Sale Notice to Tenant prior to any sale of such ROFO Property and following such default Tenant shall have no further rights under this Section 17.4 with respect to the ROFO Property so sold; and

(vi)

If the applicable Alcoa Entity shall have defaulted in consummating the transaction under the purchase and sale agreement, then Tenant shall, as its exclusive remedy, either enforce the sale by specific performance or receive a refund of its ROFO Sale Deposit.

(e)

If Tenant fails to give the applicable Alcoa Entity a ROFO Property Proposal Notice in accordance with subsection (b) above or if the Agreed ROFO Property Proposal is not determined by the Parties or if the Parties fail to execute a mutually acceptable purchase and sale agreement in accordance with subsection (c) above, then Tenant shall be deemed to have waived its rights under this Section 17.4 with respect to such ROFO Property, and such Alcoa Entity shall have the right to sell such ROFO Property at any time to any third party; provided that if such Alcoa Entity shall have failed to consummate a sale of such ROFO Property to a third party on or before the first (1st) anniversary of the date of Tenant’s waiver or deemed waiver of the applicable ROFO, then Tenant’s ROFO with respect to such ROFO Property shall be restored and such Alcoa Entity shall once again be required to comply with the terms and conditions of this Section 17.4 prior to offering for sale or consummating a sale of such ROFO Property to any third party.

(f)

In the event the Landlord’s fee interest in the Leased Premises is transferred to Tenant pursuant to Section 17.2 or Section 17.3 or otherwise, this Section 17.4 shall survive the expiration or earlier termination of this Lease for a period of one (1) year.

(g)

Notwithstanding anything to the contrary herein, the Alcoa Entities’ obligations to comply with this Section 17.4 with respect to any ROFO Sale shall be in addition to, and not in lieu of, any obligations of the Alcoa Entities under Section 17.1 which may apply to such ROFO Sale.

Section 18 Casualty and Condemnation.

18.1

Casualty. Neither Party shall have any right to terminate this Lease as a result of the Leased Premises or any improvements or personal property thereon being damaged or destroyed by fire or other casualty, in whole or in part, and Tenant shall not be obligated to repair or rebuild any of its improvements or personal property except as needed to abate any Material Risk caused by the casualty. All casualty insurance proceeds allocable to the Leased Premises, the Rolling Mill and any other improvements, fixtures or personal property thereon or therein shall inure to the benefit of Tenant and shall be paid to Tenant or Leasehold Mortgagee. Leasehold Mortgagee shall have the right to participate in negotiations or litigation with the insurer to secure insurance proceeds with respect to the Leased Premises. Tenant and Leasehold Mortgagee shall have the right to conduct all insurance settlement negotiations.

18.2	Taking.

(a)

If all or part of the Leased Premises is proposed to be taken as a result of any action or proceeding in eminent domain or is proposed to be transferred in lieu of condemnation to any authority entitled to exercise the power of eminent domain (collectively, a “Taking”), Landlord shall provide Tenant with reasonable advance notice of any and all impending proceedings or meetings related to such Taking, and Leasehold Mortgagee shall have the right to participate in any such meetings and proceedings. Should title or possession of all of the Leased Premises be taken in condemnation proceedings by a Governmental Entity or private party under the exercise of the right of eminent domain, or should a partial Taking render the remaining portion of the Leased Premises unsuitable for Tenant’s use (in Tenant’s reasonable discretion), then this Lease shall terminate upon such vesting of title or taking of possession.

(b)

All payments made on account of any Taking by eminent domain shall be deposited with Leasehold Mortgagee and such payments shall first be allocated to either restore the Leased Premises in accordance with the Leasehold Mortgagee’s loan documents or to the Leasehold Mortgagee in the amount equal to the outstanding indebtedness secured by the Leasehold Mortgage and, thereafter, such payments shall be made to the Parties in accordance with their respective interests hereunder (and, for avoidance of doubt, any allocation to the Leased Premises, the Rolling Mill and any other improvements or fixtures thereon or therein shall be allocated exclusively to Tenant), and Tenant, at its sole discretion, shall be entitled seek a separate award for any damages allowable by law, including those damages for (a) the removal and relocation Tenant’s business, (b) the loss or damage to any property that Tenant elects or is required not to remove, and (c) the loss of use of the Leased Premises by Tenant; and Landlord shall have no right, title or interest in or to any separate award made therefor. Tenant shall have the right to participate in any settlement proceedings, and Landlord shall not enter into any binding settlement agreement without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 19 Insurance.

19.1	Insurance to Be Maintained.

(a)

Tenant must, throughout the Lease Term, (i) maintain in full force and effect commercial general liability, property/casualty, pollution/environmental liability and other lines of insurance of the types, on the terms and in the amounts commensurate with Tenant’s Operations and risks associated therewith (“Insurance”) and (ii) comply with Applicable Laws relating to workers’ compensation insurance regarding insurance or qualification as a self-insurer.

(b)

All insurance coverage required under the policies set forth above shall apply to the Rolling Mill and the Leased Premises as well as any entryways, sidewalks, driveways and parking areas (including any comprising Access Areas) or fixtures and equipment thereon used by Tenant in accordance with the terms of this Lease.

19.2	General Requirements.

(a)	To the extent permitted by law, each of the Parties waives rights of subrogation and contribution against the other under policies of property/casualty insurance.

(b)

Each Party will ensure that the other Party is made an additional insured on policies of liability insurance maintained with respect to its respective operations at the Complex under terms of coverage customary to the risk of loss to which the other Party is exposed and that the limits of such liability insurance to which the other Party is entitled as an additional insured are no less than the amount of total limits of insurance applicable to the primary insured Party under all of the policies of such insurance.

(c)

Tenant will ensure that the policies of Insurance are stated to be specifically primary to any of Landlord’s insurance policies, which policies will be, in all respects, excess to Tenant’s policies of Insurance.

(d)	Tenant shall be solely responsible for any deductibles, self-insured retentions, and other forms of self-insurance under the policies of Insurance.

(e)	Tenant, upon Landlord’s request, will timely provide written certificates reflecting the material terms of the policies of Insurance.

(f)	Tenant may satisfy the limits of insurance required herein with any combination of primary and umbrella/excess insurance policies.

(g)	The requirements in this Section 19 are separate and distinct from any other obligations of Tenant under this Lease.

(h)	All insurance coverages are to be placed with insurers with an AM Best Rating of A- or better.

Section 20 Signs.

Tenant may, only with the prior written approval of Landlord (not to be unreasonably withheld), and without out-of-pocket cost or expense to Landlord, place or permit to be placed reasonable signs for identification and directional purposes on or about the Access Areas. Tenant may, without Landlord’s approval, place any signs for any purposes consistent with Applicable Law on or about the Leased Premises. Landlord hereby agrees to execute any applications and consents that are required by Governmental Entities with regard to such signs, so long as Landlord is not put to any external cost payable by Landlord to a third party (unless Tenant otherwise agrees in writing to reimburse Landlord for such external cost).

Section 21 Surrender of Leased Premises.

21.1

Surrender. Upon expiration or any earlier termination of this Lease (but subject to the terms of Sections 17.2 and 17.3), Tenant agrees and hereby covenants to (a) execute and record a termination of lease (or memorandum thereof) releasing to Landlord of all of Tenant’s right, title and interest in and to the Leased Premises; (b) subject to and in accordance with this Section 21, dismantle, demolish and remove the Rolling Mill and all other improvements, facilities and other property owned or installed by or for Tenant on the Leased Premises and any Access Area and perform all other required Reclamation (as hereinafter defined) within 12 months after the date of expiration or earlier termination of this Lease (the time period of during which decommissioning and Reclamation is taking place being the “Decommissioning Period”); and (c) peaceably and quietly leave, surrender and return the Leased Premises and, as applicable, Access Areas to Landlord in accordance with the terms herein.

21.2

Reclamation. During the Decommissioning Period, Tenant, at its sole cost and expense, will commence to dismantle, demolish, and raze the Rolling Mill and any and all of Tenant’s other improvements, fixtures, equipment and personal property owned, installed, and used by Tenant on the Leased Premises and any Access Area, including pads, foundations, lines and cables, roads, any operations and maintenance buildings and all underground fixtures, except for any utilities, third-party-owned facilities and other improvements that Landlord requests in writing remain in place (which shall become Landlord’s property), and will ensure the areas from which such improvements, fixtures, equipment and personal property are removed are left in a safe condition. Tenant shall also complete site remediation associated with demolition activities and other activities necessary to restore the surface of the entire Leased Premises (which will include removal of concrete slabs and foundations to 5 feet below grade) to a vacant condition as agreed to and approved by Landlord and in such a condition as is in accordance with generally accepted industry standards for industrial users that is consistent with applicable Environmental Law. Tenant will cause the Leased Premises to be re-graded to restore all slopes to a usable grade approved by Landlord and perform land reclamation work on the Leased Premises as reasonably required to prevent soil erosion, such as leveling, terracing, mulching and other proper drainage establishment, provided that Tenant will not be required to correct conditions caused by or on behalf of Landlord during the Lease Term or to plant trees or other vegetation other than as required for soil stabilization. Tenant shall comply with land restoration requirements of any applicable Governmental Entity, submit any plan required by such authorities and post any security required by the County and by Tenant’s permits. The work required of Tenant under this Section 21.2 is referred to herein as “Reclamation”.

21.3

Default and Remedy. If Tenant fails, within 12 months after the expiration or earlier termination of this Lease, to remove any improvements from the Leased Premises that Landlord does not request remain in place or to perform any other required Reclamation, Landlord may do so, in which case Tenant shall reimburse Landlord on demand for the actual costs of removal and Reclamation incurred by Landlord within 15 days after receipt of an invoice therefor from Landlord, plus interest at the Default Rate from the date of Landlord’s payment until reimbursement by Tenant.

21.4

Survival. This Section 21 will survive the expiration or earlier termination of this Lease, but shall expire upon any acquisition of the Leased Premises by Tenant pursuant to Section 17.2 or Section 17.3 or otherwise.

Section 22 Estoppel Certificate.

At the request of either Party, Tenant and Landlord agree, from time to time, within 15 days after receipt of a written request, to execute, acknowledge and deliver to the requesting Party a statement in writing, addressed to such Party (or in the case of Tenant, any Leasehold Mortgagee) as designated in its notice to the other, certifying that this Lease is unmodified and is in full force and effect (or stating any modifications, and that the Lease is otherwise unmodified and in full force and effect as so modified), that to the knowledge of such Party that the requested Party has no defenses, offsets or counterclaims against its obligations to perform its covenants under this Lease (or, if there have been any modifications that the same are in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims or defaults, setting them forth in reasonable detail), the current amount of Base Rent and Additional Rent payable under this Lease and the dates to which the Rent has been paid, a statement that, to the knowledge of the requested Party, the Parties are not in default (or if in default, the nature of such default, in reasonable detail) and no facts or circumstances exist which would, with the giving of notice or passage of time or both, constitute a default, and certification to other correct and reasonably ascertainable facts that are covered by the terms of this Lease.

Any such statement shall be for the sole benefit of the applicable Party (and in the case of Tenant, any Leasehold Mortgagee), and their respective successors and assigns. Upon the failure of the responding Party to furnish a statement of the nature described above to the requesting Party, it shall be conclusively presumed that the matters set forth on the form of estoppel proposed by such Party are true.

Section 23 Force Majeure.

23.1

Delay Due to a Force Majeure Event. A Party whose performance has been or will be affected by any Force Majeure Event will not be responsible or liable for, or deemed in default or breach hereof because of, any failure or delay in complying with its obligations under or pursuant to this Lease (other than the payment of money as such obligations come due hereunder) which it cannot perform solely as a result of one or more Force Majeure Events or its or their effects or by any combination thereof, and the periods allowed for the performance by the Party of such obligations will be extended on a day-for-day basis for so long as one or more Force Majeure Events continues to affect materially and adversely the performance of such Party of such obligations under or pursuant to this Lease.

23.2

Obligations to Mitigate. Each Party is obligated to use reasonable efforts to mitigate the adverse effect and duration of any Force Majeure Event which affects the performance of such Party, and to use commercially reasonable efforts to perform a workaround or provide alternative performance as a replacement for any obligations affected by such Force Majeure Event.

23.3

Notice to Other Party. As soon as practicable after a Force Majeure Event affects its performance, each Party shall give the other Party a statement describing the Force Majeure Event and its cause (to the extent known to the Party) and a description of the conditions delaying the performance of the Party’s obligations. The affected Party shall also provide notice to the other Party of the cessation of the Force Majeure Event and the affected Party’s ability to recommence performance of its obligations under this Lease by reason of the cessation of the Force Majeure Event, which notice shall be given as soon as practicable after the cessation of the Force Majeure Event.

Section 24 Tenant Bankruptcy.

If at any time and for so long as Tenant shall be subjected to the provisions of any Bankruptcy Law or a Bankruptcy Default shall otherwise have occurred and remain uncured, neither Tenant nor Tenant as debtor-in-possession nor any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have any greater right to assume or assign this Lease or any interest in this

Lease, or to sublease any of the Leased Premises, than is otherwise accorded to Tenant in this Lease, except to the extent Landlord shall be required to permit an assumption, assignment or sublease by the provisions of any Bankruptcy Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Leased Premises shall be subject to the following conditions:

(a)

The Bankruptcy Law shall provide to Tenant’s Representative a right of assumption of this Lease, which Tenant’s Representative shall have timely exercised, and Tenant’s Representative shall have fully cured any default of Tenant under this Lease (other than such default as may exist by virtue of Tenant being subjected to the provisions of a Bankruptcy Law or the occurrence of existence of a Bankruptcy Default).

(b)

Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord, as security for the timely payment of Rent, an amount equal to one year’s payment of Rent and shall have provided Landlord with adequate other assurance of the future performance of the obligations of Tenant under this Lease. Without limitation, such assurance shall include, at least, (i) in the case of assumption of this Lease, demonstration to the reasonable satisfaction of Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; (ii) in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and demonstrating to the reasonable satisfaction of Landlord that the proposed assignee has and will continue to have sufficient unencumbered assets to assure Landlord that the proposed assignee will have sufficient funds to fulfill the obligations of Tenant under this Lease; or (iii) in the case of assumption or assignment, a Lease Guaranty from a guarantor acceptable to Landlord in its reasonable discretion.

(c)

The assumption or any contemplated assignment of this Lease or subleasing any part of the Leased Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

Section 25 Mechanic’s Liens.

Tenant shall ensure that no contractors, subcontractors or materialmen shall make, file or maintain a mechanic’s or other Lien or claim of any kind or character (each, a “Mechanic’s Lien”) against any real property or personal property of Landlord, including the Leased Premises, the Access Areas and any other area of the Adjacent Premises, for or on account of any labor, materials, fixtures, tools, machinery, equipment or any other things furnished, or any work done or performance given, in each case by or on behalf of Tenant, whether or not connected with Tenant’s Operations, which are not discharged or bonded over as provided in the following sentence. In the event any such Mechanic’s Lien is made, filed or maintained against any of such real property or personal property of Landlord, Tenant shall, within 90 days following Landlord’s written request therefor, cause the Mechanic’s Lien to be discharged in full or bonded over in accordance with Applicable Law.

Section 26 Landlord Financing.

Landlord represents and warrants to Tenant that, as of the Effective Date, there are no mortgages, deeds of trust, security interests or other similar Liens affecting Landlord’s fee estate in the Leased Premises (each, a “Fee Mortgage”). During the Lease Term, Landlord shall not suffer or permit any Fee Mortgage to encumber the Leased Premises, and Landlord shall, at its sole cost and expense, promptly remove or cause to be removed any Fee Mortgage encumbering the Leased Premises of which Landlord receives notice. Notwithstanding anything to the contrary herein, any Fee Mortgages (the existence of which shall be a breach by Landlord of this Section 26) shall be automatically subject and subordinate to this Lease and any new lease entered into pursuant to Section 16.2(c), and each such Fee Mortgage must provide that it is automatically subject and subordinate to this Lease and any new lease entered into pursuant to Section 16.2(c). Landlord shall not be permitted to transfer its interest in the Leased Premises to any holder of a Fee Mortgage. Any attempt by Landlord to transfer Landlord’s fee interest to the holder of a Fee Mortgage, or any attempt by such holder to foreclose on Landlord’s interest in the Leased Premises or exercise any other remedy with respect to Landlord’s interest in the Leased Premises, shall be void ab initio and of no force or effect.

Section 27 Memorandum and Recording.

Landlord and Tenant hereby agree that this Lease will not be recorded in any public records. Simultaneously with the Effective Date, Landlord shall execute in recordable form, and Tenant may then record, a memorandum of this Lease substantially in the form of Exhibit D attached hereto. Any and all recording cost and tax required in connection with the recording of the memorandum of lease shall be at the sole cost and expense of Tenant.

Section 28 Office of Foreign Assets Control.

Each Party (which for this purpose includes each Party’s partners, members, managers, principal stockholders and any other constituent entities and Affiliates) represents and warrants to the other Party that it is not (a) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (b) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. app. § 5; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the Patriot Act, Public Law 107-56; Executive Order No. 13224 entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism” (September 24, 2001); or any executive order of the President issued pursuant to such statutes; or (c) a Person with whom U.S. Persons are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224) or other governmental action. Each Party further represents and warrants that it is currently in compliance with and will at all times during the Lease Term remain in compliance with the regulations of OFAC and any statute, executive order, or other governmental action relating thereto. Further, each Party represents and warrants to the other Party that its activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder. Each Party further covenants and agrees to promptly deliver to the other Party such reasonable documentation that such Party may request in order to confirm the accuracy of the representations and warranties made in this Section 29.

Section 29 Confidentiality and Publicity.

29.1	Confidential Information.

(a)

Subject to this Section 29, the Parties will, and Landlord will cause its Affiliates, the Landlord Indemnitees and the other parties for which it is responsible under this Section 29 to, and Tenant will cause its Affiliates, the Tenant Indemnitees and the other parties for which it is responsible under this Section 29 to, maintain in the strictest confidence; not use, copy, reproduce, convey or disclose; not sell, assign, license, market or otherwise transfer; and take appropriate measures to safeguard: all information pertaining to the terms and conditions of this Lease and any information regarding the business or operations of the other Party discovered by virtue of exercising its rights or fulfilling its obligations under this Lease, including without limitation the financial terms, site design and product design, and business methods for Tenant’s Operations and Landlord’s Operations, and any confidential, proprietary or non-public information pertaining to Tenant, any Tenant Indemnitees, any Affiliates of Tenant or Tenant’s Operations discovered by Landlord or its representatives while accessing the Leased Premises or performing any obligations of Landlord hereunder (collectively, “Confidential Information”), except to the extent as may be required by court order, subpoena or inquiry issued by an applicable Governmental Entity, provided that the disclosing Party (i) promptly notifies the other Party in writing of such request, (ii) consults with the other Party on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of the Confidential Information is required or deemed advisable by the disclosing Party, exercise commercially reasonable efforts to obtain an order, stipulation or other reliable assurances that confidential treatment will be accorded to such Confidential Information.

(b)

Each of Landlord and Tenant acknowledges that damages may be an inadequate remedy for the other Party for any breach of this Section 29, and that such other Party shall be entitled to seek injunctive and other equitable relief with respect to such breach.

(c)

Notwithstanding anything to the contrary in this Lease, Tenant shall have the right to restrict or deny access to Landlord and its representatives to certain areas of the Leased Premises where Confidential Information may be stored.

29.2

Press Releases. Should either Party desire to issue a press release to the public or a sub-set of the public regarding this Lease, its contents, or the relationship between the Parties, the disclosing Party shall first provide the non-disclosing Party with a copy of the press release. No press release may be issued without the prior approval of the non-disclosing Party.

29.3

Disclosure to Partners and Service Providers. Nothing in this Section shall prohibit any Party from sharing or disclosing information with such Party’s counsel, accountants or current or prospective investors, business development partners, approved assignees, purchasers or lenders with a bona fide need to know such Confidential Information, provided that the Party sharing or disclosing such Confidential Information requires the recipient to maintain the confidentiality of such disclosed information.

29.4

Brokers and Prospective Buyers. Each Party expressly agrees that the other Party can disclose un-redacted copies of this Lease in its entirety to its real estate brokers and prospective buyers who are both covered under binding non-disclosure agreements.

29.5	Survival. This Section 29 shall survive the expiration or earlier termination of this Lease.

Section 30 Survival.

All representations, indemnities and warranties set forth in this Lease, and all provisions explicitly or implicitly indicated as surviving, shall survive the expiration or earlier termination of this Lease and be fully enforceable thereafter.

Section 31 Holding Over.

31.1

Consequences of Holding Over. The Parties recognize and agree that the damage to Landlord resulting from any failure by Tenant timely to surrender the Leased Premises may be substantial, may exceed the amount of monthly Rent theretofore payable hereunder, and may be impossible of accurate measurement. Tenant therefore agrees that if possession of the Leased Premises is not surrendered to Landlord within thirty (30) days after the date of the expiration or earlier termination of this Lease (unless Tenant is remaining in occupancy of the Premises with the express written consent of Landlord), then Tenant will pay Landlord, to the extent in excess of 100% of the Rent, as liquidated damages for each month and for each portion of any month during which Tenant holds over in the Leased Premises after expiration or termination of this Lease a sum equal to 125% of the Base Rent and 100% of the Additional Rent that was payable under this Lease during the last month of the Lease Term for the first four (4) months of holding over past such two (2)-month period, and 150% of the Base Rent and 100% of the Additional Rent thereafter. Further, in the event Tenant continues to occupy the Leased Premises on a month-to-month holdover tenancy, all of the provisions of this Lease shall continue to be in effect and that either Party may, upon 30 days prior written notice, terminate such month-to-month tenancy, but subject to Tenant’s obligations and rights to acquire the fee interest in the Leased Premises under Sections 17.2 and 17.3, respectively, which shall remain applicable as though the termination of such month-to-month tenancy were the termination or expiration of this Lease. The Parties acknowledge and agree that the liquidated damages provided for under this Section 31 are a reasonable approximation of the damages that would be incurred by Landlord for Tenant’s holding over, and Landlord shall not be entitled to pursue any other monetary remedies, whether for consequential damages or otherwise, on account of such holding over.

31.2	Survival. This Section 31 shall survive the expiration or sooner termination of this Lease.

Section 32 Notices.

All notices, requests, demands and other communications under this Lease must be in writing and must be delivered in person, or sent by certified mail, postage prepaid, or by overnight delivery via nationally recognized courier, and properly addressed as follows:

If to Landlord:

By certified US Mail:	By overnight delivery or courier:

Warrick Real Estate LLC 4400 West State Route 66 Newburgh, Indiana 47630	Warrick Real Estate LLC 4400 West State Route 66 Newburgh, Indiana 47630

With copies to:

Alcoa USA Corp.

201 Isabella Street, Suite 500

Pittsburgh, Pennsylvania 15212

Attn: General Counsel

Email: alcoalegalnotices@alcoa.com

and

Jones Day

500 Grant Street, Suite 4500

Pittsburgh, PA 15219

Attn: William J. Axtman

Email: waxtman@jonesday.com

With copies to:

Alcoa USA Corp.

201 Isabella Street, Suite 500

Pittsburgh, Pennsylvania 15212

Attn: General Counsel

Email: alcoalegalnotices@alcoa.com

and

Jones Day

500 Grant Street, Suite 4500

Pittsburgh, PA 15219

Attn: William J. Axtman

Email: waxtman@jonesday.com

If to Tenant:

By certified US Mail, overnight delivery or courier:

c/o Kaiser Aluminum Corporation

27422 Portola Parkway, Suite 200

Foothill Ranch, CA 92610

Attn: John M. Donnan, Esq., Executive Vice President – Legal, Compliance and Human Resources

Email: John.Donnan@KaiserAluminum.com

With a copy to: McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Attn: Thomas Sauermilch; Meir Lewittes Email: tsauermilch@mwe.com; mlewittes@mwe.com

Any Party may from time to time change its address for the purpose of notices by written notice specifying a new address, but no change of address is effective until it is actually received by the Party sought to be charged with its contents. All notices and other communications required or permitted under this Lease that are addressed as provided in this Section 32 are effective upon delivery, if delivered before 5:00 p.m. at the place of delivery on a Business Day, or on the following Business Day if delivered after 5:00 p.m. or on a day other than a Business Day.

Section 33 Landlord Lease Guaranty; Release of Landlord, APGI and Guarantor.

33.1	Landlord Lease Guaranty. Landlord will cause Alcoa Corp. to execute a Landlord Lease Guaranty contemporaneously with the execution of this Lease.

33.2

Release of Alcoa Entities and Guarantor. Upon any assignment or conveyance of any Alcoa Entity’s interest in this Lease to an assignee in compliance with Section 17.1, such assigning Alcoa Entity shall be relieved of all obligations and liabilities under the Lease accruing on or after the effective date of such assignment or conveyance, and the assignee shall thereafter be the applicable “Landlord” in the case of Landlord, “APGI” in the case of APGI or “Newco” in the case of Newco and be automatically deemed to have assumed all of Landlord’s, APGI’s or Newco’s, as applicable, obligations and liabilities accruing on or after the effective date of such assignment, including, without limitation, such Alcoa Entity’s obligations under Section 2.2(g). Upon the assignment or conveyance of all of the Alcoa Entities’ interests in this Lease or in the event of any other assignments or conveyances effected by the Alcoa Entities in compliance with Section 17.1 (including a Fundamental Transaction (as defined in the Purchase Agreement) involving Alcoa Corp.), in each case if the effective date of such assignment or conveyance is after the Put Conditions have been fulfilled (other than in connection with a Fundamental Transaction (as defined in the Purchase Agreement) involving Alcoa Corp., in which case the Put Conditions need not have been fulfilled), Tenant shall, concurrently with the effective date of such assignment or conveyance, execute and deliver to Alcoa Corp. or other guarantor under a Landlord Lease Guaranty a release of the applicable Landlord Lease Guaranty, in form reasonably acceptable to Alcoa Corp. or such other guarantor; provided, however, that the assignee concurrently causes a Creditworthy Landlord Guarantor to execute and deliver to Tenant a Landlord Lease Guaranty on substantially the form attached hereto as Exhibit P, or such other form of lease guaranty in form and substance reasonably acceptable to Tenant and such Creditworthy Landlord Guarantor; provided, further, that in the event Landlord (or its guarantor) requests a release of the Landlord Lease Guaranty in connection with a Fundamental Transaction (as defined in the Purchase Agreement) involving Alcoa Corp., Tenant shall only be required to deliver such release if the replacement Creditworthy Landlord Guarantor is the surviving, acquiring or consolidated entity with respect to such Fundamental Transaction (as defined in the Purchase Agreement). For the purposes hereof, “Creditworthy Landlord Guarantor” shall mean a guarantor of the obligations of Landlord under this Lease that (i) has a tangible net worth of not less than $500,000,000.00 as demonstrated by reasonable evidence thereof delivered by Landlord or the applicable Creditworthy Landlord Guarantor to Tenant, (ii) has a credit rating of not less than a “B3” from Moody’s Investors Service), a “B-” from S&P Global Ratings, or “B-” from Fitch Ratings, or an equivalent rating by any successor rating service, in each case as demonstrated by reasonable evidence thereof delivered by Landlord or the applicable Creditworthy Landlord Guarantor to Tenant, or (iii) is otherwise reasonably acceptable to Tenant, based on such landlord guarantor’s tangible net worth, cash flow, and/or other creditworthiness criteria.

Section 34 Miscellaneous.

34.1

Covenants Running with Land. Except as otherwise provided in this Lease, all covenants, agreements, provisions, and conditions of this Lease shall be binding on and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. All covenants set forth in this Lease shall apply to and run with the land to the extent applicable.

34.2

Relationship of Parties. This Lease shall not constitute a joint venture, partnership or other business relationship between Landlord and Tenant, except the relationship of a landlord and a tenant. All employees, agents or servants of Tenant employed in or about the Leased Premises shall be the agents, servants or employees of Tenant, and not of Landlord. The provisions of this Lease are binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and permitted assigns.

34.3

No Waiver. The delay or failure of a Party to exercise any right or to insist on performance of any obligation is not a waiver of that right or obligation or any similar right or obligation. Waivers are only effective if in writing.

34.4

Waiver of Right to Jury Trial. Each Party hereby waives its rights to a jury trial of any claim or course of action based upon or arising out of this Lease, the Leased Premises, the Access Areas or the Adjacent Premises.

34.5

Time for Performance. If the time for performance of any obligation or taking any action under this Lease expires on a day that is not a Business Day, the time for such performance or taking such action shall be extended to the next succeeding Business Day. If the day on which Rent or any other payment due hereunder is payable falls on a day that is not a Business Day, it shall be payable on the next succeeding Business Day

34.6

Non-Merger. The leasehold estate created hereby with respect to the Leased Premises will not merge with the fee estate thereof in the event that the same Person acquires, owns or holds, directly or indirectly, the fee estate and the leasehold estate in the Leased Premises, provided that this Section 33.6 shall not restrict termination of the leasehold estate in the Leased Premises upon a termination of this Lease in accordance with the terms hereof.

34.7

Cooperation of the Parties. The Parties acknowledge that Landlord’s and Tenant’s individual ventures, and performance of their duties under this Lease, will by their nature require extensive cooperation between the Parties. Accordingly, the Parties wish to express their intention to cooperate with one another with regard to matters set forth in this Lease as well as any related matters, including site security, utility hook-ups, identification of existing utility lines and access.

34.8

No Third-Party Beneficiaries. Nothing in this Lease, whether express or implied, is intended to confer any rights or remedies under or by reason of this Lease on any Person other than the Parties hereto, any Leasehold Mortgagee, the Landlord Indemnitees and Tenant Indemnitees set forth in Section 13, and their respective successors and permitted assigns, nor is anything in this Lease intended to relieve or discharge the obligation or liability of any third party to either Party.

34.9

Limitation of Liability. Notwithstanding anything in this Lease to the contrary, (a) Tenant will not be liable to Landlord or any Landlord Indemnitee for any incidental, consequential, indirect, special, exemplary, contingent, or punitive damages (including loss of profits due to business interruptions or otherwise) in connection with this Lease or the transactions contemplated herein, (b) Landlord will not be liable to Tenant or any Tenant Indemnitee for any incidental, consequential, indirect, special, exemplary, contingent, or punitive damages (including loss of profits due to business interruptions or otherwise) in connection with this Lease or the transactions contemplated herein, and (c) Landlord will not be liable to Tenant or any Tenant Indemnitee for any Losses arising or accruing from Landlord’s failure to provide the Support Services as required hereunder in excess of $10,000,000.00 in the aggregate.

34.10

Savings Clause. In the event of any conflict or inconsistency between any terms and conditions of this Lease or the Exhibits hereto, on the one hand, and the express terms and conditions of the Purchase Agreement, on the other hand, the express terms and conditions of the Purchase Agreement shall govern and control to the extent of such conflict or inconsistency. Except for the terms and conditions in Exhibit K, in the event of any conflict or inconsistency between any terms and conditions of the Exhibits to this Lease, on the one hand, and the express terms and conditions of this Lease, on the other hand, the express terms and conditions of this Lease shall govern and control to the extent of such conflict or inconsistency.

34.11

Not Construed Against Drafter. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Lease and to submit the same to legal counsel for review and comment. Based on the foregoing, the rule of construction that a contract be construed against the drafter, if any, will not be applied in the interpretation and construction of this Lease.

34.12	Governing Law. This Lease will be construed and governed in accordance with the substantive laws of the State of Indiana without giving effect to principles of conflicts of law or choice of law.

34.13

References. References herein to sections and exhibits refer to the referenced sections or exhibits hereof unless otherwise specified. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Lease” and other similar references are to be construed to mean and include this Lease and all exhibits hereto and all amendments to any of them unless the context clearly indicates or requires otherwise. Words in the singular include the plural and vice versa. Any reference in this Lease to any Person includes its successors and assigns (as otherwise permitted under this Lease) and, in the case of any Governmental Entity, any Person succeeding to its functions and authority. Any reference to a document or agreement, including this Lease, includes a reference to that document or agreement as novated, amended, supplemented or restated from time to time. References to any schedules or exhibits are to be construed to mean references to such schedules or exhibits as revised from time to time. The terms “include” and “including” are to be construed at all times as being followed by the words “without limitation” or “but not limited to” unless the context specifically indicates otherwise. Reference to “days” herein refers to calendar days unless otherwise specified.

34.14

Severability. If any provision of this Lease or the application thereof to any Person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

34.15	Execution in Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same contract.

34.16

Entire Agreement and Amendment. This Lease contains the entire agreement between the Parties with respect to the letting and use of the Leased Premises, access to the Access Areas and the other transactions described herein. No modification or amendment of any provision of this Lease is effective unless made in writing and duly signed by the Parties.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this instrument to be effective as of the Effective Date.

LANDLORD:

WARRICK REAL ESTATE LLC, a Delaware limited liability company

By:	/s/ Benjamin D. Kahrs
Benjamin D. Kahrs
Its:	President

TENANT:

ALCOA WARRICK LLC, a Delaware limited liability company

By:	/s/ John M. Donnan
John M. Donnan
Its:	Chief Administrative Officer and General Counsel

Solely as to Sections 2.2, 17 and 33.2:

ALCOA POWER GENERATING INC., a Tennessee corporation

By:	/s/ Benjamin D. Kahrs
Benjamin D. Kahrs
Its:	Vice President

WARRICK NEWCO LLC, a Delaware limited liability company

By:	/s/ Benjamin D. Kahrs
Benjamin D. Kahrs
Its:	President

[Signature Page for Ground Lease Agreement]

Exhibit G

Support Services

Landlord and Tenant acknowledge that business operations at the Complex have historically been conducted in an integrated manner.

Accordingly, Landlord and/or its Affiliates, including Alcoa Power Generating Inc. (“APGI”) (collectively, “Provider”), as owners and/or operators of the Smelter and Power Plant, have historically provided a variety of support services to the Rolling Mill.

In particular, Landlord has historically provided potable water, compressed air and laboratory services to the Rolling Mill, and APGI, who is an owner and the operator of the Power Plant, has historically generated and provided electricity, steam and hot water to both the Rolling Mill and Smelter, through the use of common infrastructure and internal systems (the provision of potable water, compressed air, laboratory services, electricity, steam and hot water to the Rolling Mill are collectively referred to herein as the “Support Services”).

Landlord and Tenant agree that, as it relates to the Support Services, continued operation of the Rolling Mill, Smelter and Power Plant in an integrated manner on a temporary basis is necessary and practicable for the continued efficient operation of those facilities.

1. PRODUCTION AND SUPPLY OF SUPPORT SERVICES

1.1. Production and Supply of Support Services. Subject to the terms, conditions, and limitations set forth in the Lease, Provider will provide the Rolling Mill with Support Services consistent with historical practices through existing systems and delivery points as described below.

1.2. Electricity. With regards to the provision of electricity, Provider will utilize the existing internal systems, consistent with historical practices, to provide Tenant with electricity for use at the Rolling Mill. Electricity shall be metered at the locations identified on Exhibit G-1 (“Electric Meter Points”). Provider shall be responsible for operating and maintaining the lines, infrastructure, and equipment external to the Leased Premises in accordance with prudent industry practice. Tenant will be responsible for operating and maintaining all lines, infrastructure, and equipment internal to the Leased Premises in accordance with prudent industry practice. The electricity will be delivered to Tenant at the boundary of the Leased Premises. The charges payable by Tenant for electricity shall be as set forth below.

1.3. Steam. With regards to the provision of Steam, Provider will utilize the existing internal systems, consistent with historical practices, to provide Tenant with steam for the sole purpose of heating certain buildings within the Leased Premises identified as buildings: 01, 02, 04, 05, 06, 45, 46, 47, 47A, 47B, 47C, 48, 49, 325, 344, and 348. Steam shall be delivered to Tenant at the boundary of the Leased Premises identified on Exhibit G-2 (“Steam Delivery Points”). Provider shall be responsible for operating and maintaining the lines, infrastructure, and equipment external to the Leased Premises in accordance with prudent industry practice. Tenant shall be responsible for operating and maintaining all lines, infrastructure, and equipment related to the steam system internal to the Leased Premises in accordance with prudent industry practice. The charges payable by Tenant for steam shall be set forth below.

1.4. Hot Water. With regards to the provision of hot water, Provider will utilize the existing internal systems, consistent with historical practices, to provide Tenant with hot water for use at the Rolling Mill. Hot water shall be delivered to Tenant at the boundary of the Leased Premises on Exhibit G-3 (“Hot Water Delivery Point”). Provider shall be responsible for operating and maintaining the lines, infrastructure and equipment external to the Leased Premises in accordance with prudent industry practice. Tenant shall be responsible for operating and maintaining all lines, infrastructure, and equipment related to the hot water system internal to the Leased Premises in accordance with prudent industry practice. The charges payable by Tenant for hot water shall be set forth below.

1.5. Potable Water. With regards to the provision of potable water, Provider will utilize the existing internal systems, consistent with historical practices, to provide Tenant with potable water for use at the Rolling Mill. Potable water shall be delivered to Tenant at the boundary of the Leased Premises identified on Exhibit G-4 (“Potable Water Delivery Point”). Provider shall be responsible for operating and maintaining the lines, infrastructure, and equipment external to the Leased Premises in accordance with prudent industry practice. Tenant shall be responsible for operating and maintaining all lines, infrastructure, and equipment related to the Potable water system internal to the Leased Premises in accordance with prudent industry practice. The charges payable by Tenant for potable water shall be set forth below.

1.6. Compressed Air. The compressed air system is integrated throughout the Leased Premises and Landlord’s Smelter operations. Tenant will be responsible for the operation and maintenance of all lines, infrastructure, and equipment internal to the Leased Premises, including but not limited to the northern centrifugal compressor system in building 816U, in accordance with historical and prudent industry practice. The Provider will be responsible for the operation and maintenance of all lines, infrastructure, and equipment external to the Leased Premises, including but not limited to the southern compressor system in building 311, in accordance with historical and prudent industry practice. Due to the integrated nature of the compressor system, Tenant shall have one joy compressor operating and another joy compressor online and available to begin supplying the compressed air system if needed, at all times. Should either Party become aware of abnormally high consumption of compressed air, the Parties shall cooperate in good faith to identify and address any leaks in the compressed air system. If either Party plans maintenance that will impact the number of compressors available for the supply of the system, the Parties will cooperate in good faith as rental compressor units must be brought onsite and preparations made to connect them to the compressed air system before the planned maintenance work can begin. Any preventative maintenance that will interrupt or alter the operation of the compressed air system must be communicated by the Party performing such maintenance at least 4 weeks in advance of the planned work. The actual date and time of the work shall be agreed to by both Parties so that additional monitoring and needed coordination can be completed prior to and during the interruption. The Parties will cooperate in good faith to monitor and operate the system in accordance with historical practices.

1.7. Laboratory Services. Provider will utilize the existing laboratory and ancillary equipment, consistent with historical practices, to provide Tenant with laboratory testing services. In connection with such laboratory testing services, Tenant will provide samples from (i) outfalls, Tenant Sampling Locations (as defined in Exhibit K), and the Wastewater Treatment Plants in accordance with the Discharge Terms and Conditions, (ii) cooling towers within Tenant’s Operations, (iii) the potable water system, (iv) surfactant samples collected from the coil coating line remediation area, and (v) process oil samples from Tenant’s Operations, to Provider at Building 02. Provider will analyze such samples and provide the results in accordance with historical practice. Notwithstanding the foregoing, during an interim period Provider will, in lieu of Tenant, take any such samples directly from Tenant Sampling Locations as designated by Tenant. During such interim period, Tenant shall use commercially reasonable efforts to begin taking samples as soon as possible directly from those designated Tenant Sampling Locations, and will provide Provider not less than five (5) days’ notice before beginning to directly take the samples from those designated Tenant Sampling Locations.

1.8. Dispatch of Support Services. The Support Services shall be dispatched in a manner that is consistent with historical practices and the integrated nature of the Power Plant, Rolling Mill, and Smelter, and in compliance with any Applicable Law including, but not limited to, any requirement for environmental compliance or the terms of any permit. Provider does not guarantee or warrant that Support Services will not fail or be interrupted or that the quality of Support Services will not vary or fluctuate. Provider shall re-establish Support Services in accordance with reasonable diligence consistent with prudent industry practice with minimal delay when failures, interruptions or quality-of-service variations or fluctuations occur. Provider shall not be required to produce, provide, or otherwise deliver Support Services in excess of the capacity or volume or reserved for Tenant as set forth in the Lease, or where no capacity or volume is stated, the historical capacity or volume associated with the Rolling Mill.

1.9. Coordination. Provider and Tenant shall work together to schedule outages of the Support Services as reasonably required to conduct maintenance and, as needed, major overhauls and improvements sufficient to enable Provider to continue to maintain the facilities in accordance with prudent industry practices and Applicable Law. The Parties agree to coordinate such outages, as practicable, to coincide with production schedules at the Rolling Mill and the Smelter. To the extent such outages cannot be so coordinated, or an emergency repair is needed, the Parties agree to coordinate and cooperate with each other (and any required third parties, including but not limited to Midcontinent Independent System Operator (“MISO”)), in order to schedule maintenance or make repairs in a manner which, to the extent reasonably practicable, minimizes interruption to the supply of Support Services to the Rolling Mill. If maintenance work is required on the distribution network and the nearest point of isolation is on the other side of the Leased Premises boundary, the Party responsible for such maintenance or repair will perform work in accordance with a safety work plan agreed to by the Parties and the isolation and lock and tag procedure set forth in Exhibit N. The Party performing the work will be given access to that isolation point by the other Party.

1.10. New Coating Line. In the event Tenant installs a new coating line at the Rolling Mill, Provider will provide additional capacity of Hot Water and Potable Water as reasonably required by Tenant for the operation of such new coating line, to the extent that Provider has additional capacity available, from its existing internal systems, at the prices set forth below. Tenant may also contract for an additional Contract Capacity in accordance with 2.1.

2. CHARGES, METERING, AND INVOICING

2.1. Electricity Charges. Tenant will contract for 75 MW of contract capacity (the “Contract Capacity”). If additional contract capacity is needed, then Tenant may increase the Contract Capacity by up to an additional 10 MW with 180 days’ advance notice to Provider, resulting in a maximum Contract Capacity of 85MW. Contract Capacity may not be reduced without the consent of Landlord. If Tenant’s peak consumption exceeds the Contract Capacity in a one-hour period in a given month, then the Contract Capacity will be set to the new contract capacity for that month forward. Should Tenant’s Contract Capacity increase without Tenant having provided 180 days’ advance notice to Provider, as described in the preceding sentence, then Tenant shall be responsible to reimburse Provider for any resulting third-party charges incurred by Provider. Tenant shall purchase all electric energy associated with and provided from the Contract Capacity (the “Contract Energy”). Except as may otherwise be modified by Sections 2.2 and Section 2.9 below, Tenant shall pay the following for the provision of Contract Energy that is metered at the Electric Meter Points:

2.1.1.	Capacity Charge. A Capacity Charge of $5.00 per kw-month of Contract Capacity.

2.1.2.	Energy Charge. An Energy Charge of $28.50 per MWh of electric energy delivered to the Electric Delivery Point.

2.1.3.	Transmission Charge. A Transmission Charge of $7.00 per MWh of electric energy delivered to the Electric Delivery Point.

2.1.4.	Ancillary Services Charge. An Ancillary Services Charge of $1.75 per MWh of electric energy delivered to the Electric Delivery Point.

2.1.5.

Fuel Charge. Tenant will pay a pass through fuel charge or a reduced fuel charge (“Fuel Charge”) in the event of a change in the variable fuel costs for fuel delivered to Power Plant used to produce the Contract Energy, corresponding to the change in such variable fuel costs. The Fuel Charge will be equal to the product of the applicable heat rate, in Btu per kWh HHV, times the difference between actual fuel supply cost and Power Plant’s fuel cost on the effective date of the Lease, both in $ per MMBtu, times the number of kWh of electric energy generated for Tenant per month.

2.2. Backup and Maintenance Electricity Charges. During any period in which Provider is required to utilize backup or maintenance power, the Capacity Charge and Energy Charge to Tenant, if it does not curtail operations, shall be a pure pass through of the amounts incurred by Provider for the period during which backup or maintenance power is utilized. During periods during which backup or maintenance power is utilized, Tenant will not be charged a Fuel Charge.

2.3. Calculation of Electricity Charge. The monthly bill for electricity (“Electricity Charge”) will be calculated as the sum of the Capacity Charge, Energy Charge, Transmission Charge, Ancillary Services Charge, and Fuel Adjustment Charge as such charges may be modified by Sections 2.2 and 2.9.

2.4. Calculation of Steam Charge. Subject to the modifications identified in Section 2.9, the monthly bill for steam to be paid by Tenant will be calculated as forty five percent (45%) of the following:

2.4.1.

Electricity to Generate Steam. Provider will meter the total amount of steam generated at Provider’s facilities. Provider will calculate the amount of electricity per MWh that was used to generate and distribute the steam at 8,547 pounds of steam per 1 MWh. The monthly bill will include a charge calculated as the total MWh to generate and distribute steam multiplied by the Electricity Charge.

2.4.2.	Maintenance/Operating Cost. Actual costs incurred by Provider to maintain, repair, and operate Provider’s steam generating and distribution facilities.

2.4.3.	Capital Cost. Actual capital costs incurred by Provider to maintain, repair, and operate the Provider’s steam generating and distribution facilities.

2.5. Calculation of Hot Water Charges. Subject to the modifications identified in Section 2.9, the monthly bill for hot water to be paid by Tenant will be calculated as one hundred percent (100%) of the following:

2.5.1.

Electricity to Generate Hot Water. Provider will calculate the BTU’s needed to generate hot water at Provider’s facilities using flow rate and temperature data. Provider will calculate the amount of BTU’s per MWh that was used to generate and distribute the hot water at 10,917,030 BTU’s per 1 MWh. The monthly bill will include a charge calculated as the total MWh to generate and distribute hot water multiplied by the Electricity Charge.

2.5.2.	Maintenance/Operating Cost. Actual costs incurred by Provider to maintain, repair, and operate Provider’s hot water generating and distribution facilities.

2.5.3.	Capital Cost. Actual capital costs incurred by Provider to maintain, repair, and operate the Provider’s hot water generating and distribution facilities.

2.6.	Potable Water Charges. Subject to the modifications identified in Section 2.9, the monthly bill for potable water to be paid by Tenant will be calculated as seventy percent (70%) of the following:

2.6.1.

Electricity to Provide Potable Water. Provider will calculate the amount of MWh that was used to generate and distribute the potable water. The monthly bill will include a charge calculated as the total MWh to generate and distribute the potable water multiplied by the Electricity Charge.

2.6.2.	Maintenance/Operating Cost. Actual costs incurred by Provider to maintain, repair, and operate Provider’s potable water generating and distribution facilities.

2.6.3.	Capital Cost. Actual capital costs incurred by Provider to maintain, repair, and operate the Provider’s potable water generating and distribution facilities.

2.7.

Compressed Air Charges. Subject to the modifications identified in Section 2.9, the monthly bill for compressed air services to be paid by Tenant (“Compressed Air Charge”) will be calculated as fifty five percent (55%) of the total of the following:

2.7.1.	Maintenance/Operating Cost. Actual costs incurred by Provider and Tenant to maintain, repair, and operate the compressed air and distribution facilities.

2.7.2.	Capital Cost. Actual capital costs incurred by Provider and Tenant to maintain, repair, and operate the compressed air and distribution facilities.

2.8.

Laboratory Testing Charges. The monthly bill for the laboratory services to be paid by Tenant (“Laboratory Service Charge”) will be calculated on a time and material basis for the services rendered to Tenant as well as a charge of 80% of Provider’s overhead to provide such services.

2.9 Adjustments to Charges. Charges shall be adjusted to compensate Provider or benefit Tenant for: (1) any change in applicable law, including but not limited to new legislation, rulings, or regulations; (2) the repeal, modification, or change of interpretation of any applicable law; and (3) the modification or introduction of any regulated tariff, tax, or other cost (whether capital or otherwise) determined in Provider’s reasonable discretion exercising prudent industry judgment, following review and good faith consultation with Tenant, to be incurred by Provider in order to continue operation of the Power Plant and/or delivery of the Support Services to the Rolling Mill. Any such other cost (whether capital or otherwise) which has already been expressly allocated between Provider and Tenant, pursuant to the other sections of this Exhibit G, shall not be subject to subpart (3) of this Section 2.9.

2.10 Capital Projects or Emergency Repairs. For capital projects and expenses (other than those capital projects and expenses related to the provision of electricity) greater than $50,000, Provider will present the description of the work along with a cost proposal to Tenant. The Parties will discuss in good faith the scope, cost, and timing of such project. If the Parties cannot agree on the scope, cost, and timing, the Provider may proceed with needed expense or capital project and submit the costs for reimbursement to Tenant in proportion to Tenant’s allocation of cost described above, only to the extent the work is needed to provide the Tenant with the services it has historically received.

2.11 Taxes. Responsibility for the payment of all taxes, whether local, state, or federal, related to the provision of Support Services shall be the responsibility of Provider prior to delivery at the applicable delivery point. Responsibility for the payment of all taxes, whether local, state, or federal, related to the provision of Support Services shall be the responsibility of Tenant at and after delivery at the applicable delivery points.

2.12 Invoicing and Payment. Tenant shall pay each invoice for each Support Services (collectively “Support Services Fee”) within 30 days after receipt (subject to creditworthiness requirements above). Provider shall make itself or an authorized representative of Provider reasonably available to answer questions by Tenant and to provide reasonable backup documentation regarding the invoice for Support Services Fee.

Landlord’s costs charged to Tenant under this Exhibit G shall not include any premium, mark-up or administrative charge or fee.

TERM AND TERMINATION

3. Term. Except for the laboratory service provided in Section 1.7, Provider shall provide the Support Services from the Effective Date until December 31, 2023, or such other date occurring during the Lease Term, as determined by Landlord, as of which Landlord has performed the corresponding component of Landlord’s Transition Work, not later than June 30, 2024. Except for the laboratory testing services related to the Discharge Terms and Conditions, Tenant may terminate the laboratory services upon 90 days written notice to Landlord. The laboratory testing services with respect to Discharge Terms and Conditions may only be terminated upon the transfer of the Wastewater Permit from Landlord to Tenant.

DISCLAIMER OF WARRANTIES

4. Disclaimer of Warranties. PROVIDER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, REGARDING THE PROVISION OF SUPPORT SERVICES UNDER THE LEASE, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY OR FITNESS OF THE PROVISION OF SUPPORT SERVICES.

Exhibit H

Landlord’s Transition Work

In order to transition Tenant’s Operations from being dependent on Provider’s provision of Support Services to utilizing facilities and infrastructure substantially dedicated to Tenant’s Operations, with respect to each component of such Support Services (i.e., electricity, steam, hot water, potable water and compressed air), Landlord shall, at its sole cost and expense and in no event later than June 30, 2024, following good faith consultation with Tenant, construct and install new facilities and infrastructure on the Leased Premises for the provision of electricity as described in Section 1 below, and either construct and install new facilities and infrastructure on the Leased Premises, relocate existing facilities and infrastructure from the Adjacent Premises to the Leased Premises, and/or grant to Tenant a right of access to the Adjacent Premises to allow for Tenant’s use of existing facilities and infrastructure located thereon (including, without limitation, through reasonable recorded easement, right-of-way and other instruments and agreements), simultaneously conveying title to such facilities and infrastructure or components thereof to Tenant, in each case to ensure the continued availability to Tenant of electricity, steam, hot water, potable water and compressed air during the Lease Term. Without limiting the generality of the foregoing, Landlord shall perform the work and take the other actions described below (collectively, “Landlord’s Transition Work”) no later than the date as of which Landlord has ceased to provide the corresponding component of Support Services, such that Tenant does not experience an interruption in Tenant’s Operations (other than temporary outages consistent with historical levels):

1. Electricity.

High and Medium Voltage Power. High and medium voltage electricity is currently produced at the Power Plant and supplied to the Rolling Mill through existing substations and transformers located on the Adjacent Premises and the Leased Premises. Prior to the Trigger Event (as defined on Schedule A), Landlord shall construct infrastructure and access points for electric power to be supplied by a third party electric power supplier to the existing substations and through the existing network at the Complex to continue to supply Tenant with high and medium voltage electric power sufficient for operation of the Rolling Mill, including the addition of a new roll coating line. At such time as Landlord has completed the aforementioned infrastructure and connections – and prior to the Trigger Event (collectively, the “Power Separation”), Landlord shall, taking into consideration Tenant’s input in engineering and planning decisions, construct infrastructure, including a substation and transformers, power equipment, and related transmission lines and all other infrastructure in accordance with the option identified on Exhibit H-1 as FEL Preferred Solution Option 4, on the Leased Premises sufficient to enable a direct connection to a third party electric power supplier; the cost of which shall not exceed $38 million dollars. In the event the cost exceeds $38 million dollars, such additional costs will be borne by Tenant. The foregoing shall be completed for the purpose of allowing Tenant to operate and maintain such electrical system on its own behalf and at its own cost for the supply of high and medium voltage electrical power to the Rolling Mill, including the addition of a new roll coating line – and, at such time, so long as Tenant’s high and medium voltage electrical power supply is otherwise operational, in each case such that Tenant will not experience an interruption in Tenant’s Operations (other than temporary outages consistent with historical levels), Landlord’s responsibility for providing high and medium voltage electrical power to Tenant shall cease. For the avoidance of doubt, the $38 million dollar limitation set forth above shall only apply to the HV/MV Power/VAr Compensation – Option 4 line item on Exhibit H-1.

Low Voltage Power. Low voltage power is transformed from the high and medium voltage power supplied to the Complex through certain infrastructure, some of which are located on the Leased Premises and some of which are located on the Adjacent Premises. Tenant agrees that, at the request of Landlord, from and after the Power Separation, to continue to maintain and operate the transformers and circuits creating and supplying low voltage power to the Adjacent Premises and to provide Landlord low voltage power for use at the Adjacent Premises unless and until Landlord elects to cease requiring such power or makes other arrangements to obtain such power from a separate source. During such time as Tenant is providing such power, Landlord shall reimburse Tenant therefor on a monthly basis based on metered consumption at commercially reasonable rates to be mutually agreed by the parties.

2. Steam and Hot Water. Steam and hot water are currently produced on the Adjacent Premises and supplied to the Rolling Mill through loops located on the Adjacent Premises and the Leased Premises. Prior to ceasing the supply of steam and hot water to the Rolling Mill, Landlord shall purchase and connect a new boiler or boilers at the locations within the Leased Premises identified on Exhibit H-2 (or such other location or locations as subsequently agreed to by the parties) and construct such infrastructure to connect such boilers to the existing or new loops so as to permit the provision of steam and hot water to permit the continued operation of the Rolling Mill. At such time as such boiler or boilers and infrastructure are operational, Landlord shall convey them to Tenant and Tenant shall take full responsibility for operating and maintaining the steam and hot water systems and supply for its own purposes and Landlord’s responsibility for providing such services and supply shall cease.

3. Potable Water. Potable water is currently pumped from wells and filtered through a filtration plant located on the Adjacent Premises as identified on Exhibit H-3 (the “Filtration Plant”) and is supplied to the Rolling Mill through loops located on the Adjacent Premises and the Leased Premises. Landlord shall operate and maintain in good working order the Filtration Plant and all related treatment, storage and conveyance facilities in accordance with prudent industry practice. Prior to ceasing the supply of potable water to the Rolling Mill (the “Water Separation”), Landlord shall convey to Tenant the Filtration Plant and all related treatment, storage and conveyance facilities and any buildings in which the Filtration Plant is housed and convey unto Tenant the right of non-exclusive access over the Adjacent Premises to permit Tenant to access the Filtration Plant and any related piping and equipment; all for the purpose of allowing Tenant to operate and maintain the Filtration Plant or such other filtration facilities and related piping and equipment on its own behalf and at its own cost for the supply of potable water to the Rolling Mill – and, at such time, so long as Tenant’s potable water supply is otherwise operational, in each case such that Tenant will not experience an interruption in Tenant’s Operations (other than temporary outages consistent with historical levels). Tenant agrees that, at the request of Landlord, from and after the Water Separation described in the foregoing sentence, to continue to maintain and operate the Filtration Plant to supply the Adjacent Premises with potable water unless and until (y) Landlord elects to cease requiring such potable water or (z) Tenant has otherwise made arrangements at its own cost and expense to otherwise supply itself with potable water whereby it no longer requires to use the Filtration Plant for that purpose (in which event the Filtration Plant shall revert to the Landlord). During any time as Tenant is providing potable water to Landlord, Landlord shall reimburse Tenant therefor on a monthly basis based on metered consumption at commercially reasonable rates to be mutually agreed by the parties.

4. Compressed Air. Compressed air is currently supplied to the Rolling Mill through an integrated system throughout the Complex (including compressors located on both the Leased Premises and the Adjacent Premises). Prior to ceasing the supply of compressed air to the Rolling Mill, Landlord shall move the existing compressors and equipment to, and/or purchase and connect new compressors within, the Leased Premises (at such location or locations as subsequently agreed to by the parties) and construct such infrastructure to connect such compressors to the existing or new loops so as to provide compressed air service sufficient for the continued, independent operation of the Rolling Mill (the “Compressed Air Separation”). Landlord and Tenant acknowledge and agree that the Compressed Air Separation is intended to reflect the compressed air separation proposal set forth on Exhibit H-4 attached hereto, and shall reasonably agree on the scope of work to be done and the costs and expenses chargeable to the Compressed Air Separation in a manner consistent with Exhibit H-4, which costs and expenses shall be limited to actual costs and expenses. Landlord and Tenant shall equally share the costs and expenses within the scope agreed upon pursuant to the previous sentence. Upon Landlord’s completion of the Compressed Air Separation, Tenant shall take full responsibility for operating and maintaining the compressed air systems and supply compressed air to itself for its own purposes and, so long as Tenant’s compressed air system is operational, in each case such that Tenant will not experience an interruption in Tenant’s Operations (other than temporary outages consistent with historical levels), Landlord’s responsibility for performing the Compressed Air Separation and providing compressed air service and supply shall cease.

5. Access; Consultation. The Parties agree to consult with each other from time to time as reasonably necessary and otherwise cooperate with each other in good faith so as to facilitate performance by Landlord of Landlord’s Transition Work, with the understanding that Tenant may be required, upon reasonable advance notice from Landlord, to abide temporary outages of Support Services related thereto until the completion thereof. With respect to each project comprising Landlord’s Transition Work, Landlord shall share designs for such project and the plans and specifications for all work contemplated thereby with Tenant and solicit Tenant’s input on such designs, plans and specifications before implementing such designs or performing any such work.